UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Stillwater Mining Company
(Name of Registrant as Specified In Its Charter)
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
March 23, 2016
To the shareholders of Stillwater Mining Company:

Notice is hereby given that the 2016 annual meeting of shareholders (the “Annual Meeting") of Stillwater Mining Company, a Delaware Corporation (the "Company") will be held on Thursday, May 5th, 2016, at 2:00 p.m. in Suite 3200 of 555 17th Street, Denver Colorado, 80202, for the following purposes and as more fully described in the accompanying proxy statement (the "Proxy Statement"):

Time and Date	2:00 p.m. (Mountain Daylight Time), on May 5, 2016
Place	555 17th Street
Suite 3200
Denver, Colorado, 80202
Items of Business	(1) To elect the seven nominees named in the attached proxy.
(2) To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2016.
(3) To conduct an advisory vote on executive compensation.
(4) To conduct such other business properly presented at the meeting or any postponements or adjournments thereof.
Adjournments and Postponements
Any actions on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above, or at any time and date to which the annual meeting may be properly adjourned or postponed.

Record Date	You are entitled to vote only if you were a Stillwater Mining Company shareholder as of the close of business on March 7, 2016.
Voting
Your vote is very important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. If you received a paper copy of a proxy or voting instruction card by mail, you may submit your proxy or voting instruction card for the Annual Meeting by voting by phone, the internet at proxyvote.com, or by signing, dating and returning your proxy in the postage-paid envelope provided.

By order of the Board of Directors,

Brent R. Wadman
Vice President, Legal Affairs & Corporate Secretary

This notice of Annual Meeting and Proxy Statement and form of proxy are being distributed and made available on or about March 23, 2016.

Stillwater Mining Company
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 5, 2016
This Proxy Statement is being furnished to the shareholders of Stillwater Mining Company (the “Company”) in connection with the solicitation by the Company’s Board of Directors (the “Board”) of proxies to be voted at the Annual Meeting of Shareholders of the Company, and any postponements or adjournments thereof. The meeting will be held on May 5, 2016, at 2:00 p.m. (Mountain Daylight Time) at 555 17th Street, Suite 3200, Denver, Colorado, 80202.
These proxy solicitation materials were first mailed on or about March 23, 2016, to all shareholders entitled to vote at the meeting. The meeting is being held:

1.	To elect the seven nominees named in this proxy statement to the Company’s Board.

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2016.

3.	To conduct an advisory vote on executive compensation.

4.	To conduct such other business properly presented at the meeting or any postponements or adjournments thereof.

GENERAL INFORMATION
Solicitation
The enclosed proxy is being solicited by the Board on behalf of the Company. The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, the officers, directors and employees of the Company may solicit proxies by telephone, facsimile, email, other electronic means or in person. The Company may also request banks and brokers to solicit their customers who have a beneficial interest in the Common Stock, par value $0.01 per share, of the Company (the “Common Stock”) registered in the names of nominees. The Company will reimburse such banks and brokers for their reasonable out-of-pocket expenses.
Voting Rights
Holders of shares of Common Stock at the close of business on March 7, 2016 (the “Record Date”) are entitled to notice of and to vote at the meeting. On the Record Date, 121,052,577 shares of Common Stock were issued, outstanding and entitled to vote. The holders of at least 50% of the shares of Common Stock issued, outstanding and entitled to vote at the meeting, present in person or by proxy, constitutes a quorum.
Each share of Common Stock outstanding on the Record Date is entitled to one vote.
Voting
The vote of the holders of (i) a plurality of votes cast by the shares present in person or represented by proxy is required to elect seven nominees standing for the election of directors, (ii) a majority of the shares present in person or represented by proxy is required to approve Proposal 2, regarding the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm, and Proposal 3, the advisory vote on the compensation of our named executive officers.
If a shareholder abstains from voting on any matter, the Company intends to count such shareholder as present for purposes of determining whether a quorum is present at the meeting for the transaction of business. If you sign and return the enclosed proxy card, unless contrary instructions are indicated, the shares of Common Stock represented by such proxy will be voted FOR the election as directors of the nominees named in this proxy statement, FOR ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm, and FOR the advisory vote on executive compensation. Additionally, the Company intends to count broker “non-votes” as present for purposes of determining the presence or absence of a quorum for the transaction of business, but broker non-votes will have no effect on the outcome of any matter. A non-vote occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power, and has not received instructions from the beneficial owner. Abstentions will have the effect of a vote against Proposals 2 and 3. Neither management nor the Board knows of any other matters to be brought before the meeting. If other matters are presented properly to the shareholders for action at the meeting or postponements or adjournments thereof, then the proxy holders named in the proxy have advised they intend to vote in their discretion on all matters in which the shares of Common Stock represented by such proxy are entitled to vote.
Receipt of Multiple Proxy Cards
Many of our shareholders hold their shares in more than one account, and may receive separate proxy cards or voting instructions forms for each of those accounts. To ensure that all of your shares are represented at the Annual Meeting, we recommend that you vote every proxy card you receive.
Revocability of Proxies
Any proxy may be revoked at any time before it is voted by: (i) written notice to the Company’s Corporate Secretary; (ii) receipt of a proxy properly signed and dated subsequent to an earlier proxy; or (iii) by revoking in person at the meeting or voting in person at the meeting. If not revoked, the shares of Common Stock represented by a proxy will be voted according to the proxy.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be held on May 5, 2016
The proxy statement, proxy card, and the Annual Report on Form 10-K for the year ended December 31, 2015, are available on our website at www.stillwatermining.com under the heading “Investors.” You may obtain directions to attend the Annual Meeting on our website at www.stillwatermining.com under the heading “Investors/Annual Meeting.”
PROPOSAL 1:
ELECTION OF DIRECTORS
The Board is elected by the shareholders to oversee the shareholders' interest in the long-term viability and the overall success of the Company.
Election Process
The Company’s By-Laws provide for the annual election of Directors. The Company’s By-Laws also provide that the number of Directors shall be determined by the Board, which has set the number at seven effective at the 2016 Annual Meeting of Shareholders.
The seven persons set forth below have been nominated to serve as Directors of the Company until the next annual meeting of shareholders, or until their respective successors are elected, and each person has consented to being named as a nominee. All of the nominees are currently Directors of the Company.
The Company’s By-laws provide that the election of any Director must be by a plurality of the votes cast by shareholders who are present in person or represented by proxy, and entitled to vote at a meeting at which a quorum is present. Brokers and other nominees will not have discretionary authority to vote your shares if you hold your shares in street name, and do not provide instruction as to how your shares should be voted on this proposal.
The Board of Directors unanimously recommends that you vote FOR all of the Board’s nominees.
It is anticipated that proxies will be voted for the nominees listed below, and the Board has no reason to believe any nominee will not continue to be a candidate, or will not be able to serve as a Director if elected. In the event that any nominee named below is unable to serve as a Director, the proxy holders named in the proxies have advised that they will vote for the election of such substitute or additional nominees as the Board may propose.
The name and age of each nominee, his or her principal occupation for at least the past five years and certain additional information is set forth below. Such information is as of the date hereof, and is based upon information furnished to the Company by each nominee.

Director Qualifications
Directors are responsible for overseeing the Company’s business consistent with their fiduciary duty to shareholders. This significant responsibility requires highly-skilled individuals with various qualities, attributes and professional experience. The Board believes there are general requirements applicable to all Directors, and other skills and experience that should be represented on the Board as a whole, but not necessarily by each Director. The Board and the Corporate Governance & Nominating Committee consider the qualifications of Directors and Director candidates individually and in the broader context of the Board’s overall composition and the Company’s current and future needs.
Board Tenure
The Company has adopted a Board Tenure Policy which states that a director’s maximum tenure shall be nine years, or seventy-two years of age, at which time the director will not be re-nominated unless the Board determines that specific, exceptional circumstances warrant re-nomination, and which reasons will be publicly disclosed.
The following Directors have agreed to stand for election as Directors at the Annual Meeting, and are proposed by the Nominating Committee of the Board.

Nominees for Election

GEORGE M. BEE

Independent Director since:	November 24, 2012
Age:	57
Roles on the Board:	Health, Safety & Environmental (Chairman), Technical & Ore Reserve
Other Public Company Boards:	None
Share Ownership:	Common Stock: 24,354 / DSUs: 11,121
Location:	Toronto, Ontario, Canada
Specific Qualifications, Attributes, Skills, and Experience:

Industry Knowledge	Environmental, Health, & Safety Oversight
Risk Oversight	International Exposure
Until December, 2015, Mr. Bee was employed as full-time CEO and Director of Jaguar Mining Inc. Jaguar has three operating underground mines, two operating process facilities, an underground mine and process facility on care and maintenance, a large scale open pit development project and extensive land positions for exploration, all located in Brazil. Jaguar is a public company traded on the TSX.V exchange. Mr. Bee also served as the President and Chief Executive Officer of Andina Minerals Inc. beginning in 2009 until January 2013. From 2007 to 2009, he was Chief Operating Officer for Aurelian Resources, Inc. prior to its acquisition by Kinross Gold Corporation. Mr. Bee also served in various senior management and operational positions at Barrick Gold Corporation during two terms of service with the company, first from 1989 to 1995, and then from 1998 to 2007. From 1996 to 1998, he was Manager of Planning and Evaluation at Kinross Gold Corporation. Until recently, he served on the Board of Directors of Sandspring Resources Ltd. Mr. Bee served briefly on the Board of Directors of Peregrine Metals Ltd., which was acquired by Stillwater Mining Company in 2011.
He received a Bachelor of Science degree from the Camborne School of Mines in Cornwall, United Kingdom. He also holds ICD.D designation from the Institute of Corporate Directors.
MICHAEL J. MCMULLEN

Executive Director since:	December 3, 2013
Independent Director:	From May 2, 2013 until December 3, 2013
Age:	45
Roles on the Board:	Technical & Ore Reserve, Health, Safety & Environmental
Other Public Company Boards:	Nevada Iron Ltd.
Share Ownership:	Common Stock: 50,297 / RSUs: 103,306 / PSUs: 299,132
Location:	Denver, Colorado, U.S.

Specific Qualifications, Attributes, Skills, and Experience:

Industry Knowledge	Executive Leadership
Risk Oversight	International Exposure
Michael J. (Mick) McMullen was appointed President and Chief Executive Officer of Stillwater Mining Company on December 3, 2013. He is also a member of the Board of Directors. Previously, Mr. McMullen served in a variety of senior executive and directorship positions, most recently as a Principal at MRI Advisory AG, a private company focusing on development of metal and minerals projects in the Americas, Europe and Africa. In 2007, he became Executive Chairman of Lachlan Star Limited, a post he held until January 2014. Lachlan Star Limited announced the appointment of voluntary insolvency administrators in February 2015. He is currently the Executive Chairman of Nevada Iron. Over the course of his 23-year career, Mr. McMullen has been responsible for development of several large open pit and underground mines in Australia, Europe and Latin America. He has had detailed involvement in all aspects of the mining business, including exploration, permitting, mine development, financing, operations, product sales, and asset acquisition and divestments, as well as the debt and equity markets. He has managed multiple operations across several jurisdictions, working with large workforces and unions in culturally diverse and environmentally sensitive areas. His experience covers a range of commodities including copper, gold, iron ore and PGMs.
Mr. McMullen holds a Bachelor of Science degree in Geology from Newcastle University in New South Wales, and pursued graduate studies in Mineral Economics at Western Australian School of Mines.
PATRICE E. MERRIN

Independent Director since:	May 2, 2013
Age:	67
Roles on the Board:	Corporate Governance & Nominating (Chairman), Compensation, Audit
Other Public Company Boards:	Glencore PLC, Novadaq Technologies Inc.
Share Ownership:	Common Stock: 22,586 / DSUs: 11,121
Location:	Toronto, Ontario, Canada
Specific Qualifications, Attributes, Skills, and Experience:

Industry Knowledge	Executive Leadership
Risk Oversight	Government Affairs and Public Policy
Ms. Merrin is an international business executive and corporate director. She was Chairman of the Board of Directors of CML HealthCare Inc., a leading provider of private laboratory testing services, from 2011 until 2013, on whose board she had served as a director since 2008. She served as a Director of Ornge, Ontario’s air ambulance service from 2012 to 2015, and was a Director of Climate Change and Emissions Management Corporation, created to support Alberta’s initiatives on climate change and the reduction of emissions from 2009 to 2014. From October 2009 to June 2011, Ms. Merrin served as a Director of Enssolutions Group Inc. She also served as a Director of The NB Power Group, a company that generates and distributes electricity from nuclear, hydro, wind and oil, from 2007 to 2009, and as Chairman of the Environment, Health and Safety Committee from 2008 to 2009. From 2005 to 2006, Ms. Merrin served as President, Chief Executive Officer and a Director of Luscar Ltd., Canada’s largest producer of thermal coal, and as Executive Vice President from 2004 to 2005. During her tenure, Luscar was owned equally by Sherritt International and Ontario Teachers Pension Plan Board. Before joining Luscar, from 1999 to 2004, Ms. Merrin was Executive Vice President and Chief Operating Officer of Sherritt International, a diversified international natural resources company with assets in base metals mining and refining, thermal coal, oil, gas and power generation. Ms. Merrin was a member of the National Advisory Panel on Sustainable Energy Science & Technology from 2005 to 2006, and from 2003 to 2006, was a member of Canada’s National Round Table on the Environment and the Economy.
Ms. Merrin holds a Bachelor of Arts degree from Queen’s University, and completed the Advanced Management Programme at INSEAD.

LAWRENCE PETER O'HAGAN

Independent Director since:	March 16, 2015
Age:	53
Other Roles on the Board:	Audit, Compensation
Other Public Company Boards:	None
Share Ownership:	DSUs: 6,798
Location:	New York, New York
Specific Qualifications, Attributes, Skills, and Experience:

Industry Knowledge	Capital Markets Expertise
Risk Oversight	International Exposure
Peter O’Hagan was appointed to the Board of Directors of Stillwater Mining Company on March 16, 2015. He is a Managing Director at the Carlyle Group, a leading global alternative asset management firm, where he works on Commodities and Natural Resources investment for the Equity Opportunity Fund. He joined Carlyle in January 2016. Before joining Carlyle, Mr. O'Hagan was an Executive-in-Residence (Energy & Infrastructure) at KKR & Co in 2014 and 2015. Prior to KKR, Mr. O'Hagan worked at Goldman Sachs for almost 23 years, where he most recently co-headed the global commodities business and served as head of origination and structuring. Mr. O'Hagan joined Goldman Sachs in the Metals department in New York in 1991 as an associate. He became a managing director in 2000, and a partner in 2002. In 2008, Mr. O’Hagan became the founding CEO of Goldman Sachs Bank USA when Goldman became a federally regulated bank holding company. He led Goldman Sachs Bank, with $110 billion in assets, from its inception in October 2008 to March 2011. He returned to Global Commodities to co-head the business and lead sales and structuring again until the end of 2013.
Mr. O’Hagan, based in New York City, holds a B.A., International Relations from the University of Toronto and an M.A. from Johns Hopkins School of Advanced International Studies.
MICHAEL S. PARRETT

Independent Director since:	May 7, 2009
Age:	64
Other Roles on the Board:	Audit (Chairman), Corporate Governance & Nominating, Compensation
Other Public Company Boards:	Pengrowth Energy Corporation, Centerra Gold Inc.
Share Ownership:	Common Stock: 29,053 / DSUs: 11,121
Location:	Richmond Hill, Ontario, Canada
Specific Qualifications, Attributes, Skills, and Experience:

Financial Expertise	Executive Leadership
Industry Knowledge	International Exposure

Michael S. Parrett has been an independent consultant and corporate director since 2002. During 2002, 2003 and the first quarter of 2004, Mr. Parrett served as a financial consultant to Stillwater Mining Company. From 1990 to 2001, he was Chief Financial Officer, President of Rio Algom and Chief Executive of Billiton Base Metals. From 1983 to 1989, Mr. Parrett performed various financial functions, including Controller, Chief Financial Officer, Treasurer, Controller Marketing and Director of Internal Audit at Falconbridge Limited, which also had a recycling/custom feed business. He has been on the Board of Directors of Pengrowth Energy Corporation since 2004. Mr. Parrett was on the Board of Directors of Gabriel Resources Ltd. from 2003 to 2010, and was their Chairman from December 2005 to 2010. He was also a Trustee and on the Board of Directors of Fording Canadian Coal Trust from 2003-2008. Effective May 2014, Mr. Parrett joined the Board of Directors of Centerra Gold, Inc.
Mr. Parrett is a Chartered Professional Accountant, and received his Bachelor of Arts degree in Economics from York University.
BRIAN D. SCHWEITZER

Independent Director since:	May 2, 2013
Age:	60
Roles on the Board:	Chairman; Corporate Governance & Nominating, Health, Safety & Environmental
Other Public Company Boards:	None
Share Ownership:	Common Stock: 39,703 / DSUs: 11,121
Location:	Anaconda, Montana, U.S.
Specific Qualifications, Attributes, Skills, and Experience:

Executive Leadership	Geopolitical Expertise
International Exposure	Risk Oversight
Mr. Schweitzer became the Chairman of the Board on May 17, 2013. Mr. Schweitzer most recently served as Governor of Montana, from January 5, 2005 to January 7, 2013. As Governor, he was the chief regulator of water and air quality, fisheries and wildlife. As Governor, he served as Chair of the Western Governors’ Association, during 2009, and the Democratic Governors’ Association, during 2008. Mr. Schweitzer also served as the 2011 President of the Council of State Governments, during his tenure as Governor. Prior to his role as Governor of Montana, Mr. Schweitzer was a successful rancher and entrepreneur. He began his career as an international agricultural consultant and worked as an irrigation developer on projects in Africa, Asia, and South America. He spent several years working in Libya and Saudi Arabia.
Mr. Schweitzer earned his Bachelor of Science degree in international agronomy from Colorado State University, and a Master of Science in soil science from Montana State University, Bozeman.
GARY A. SUGAR

Independent Director since:	August 29, 2012
Age:	67
Other Roles on the Board:	Audit, Compensation (Chairman), Technical & Ore Reserve (Chairman)
Other Public Company Boards:	None
Share Ownership:	Common Stock: 11,703 / DSUs: 11,121
Location:	Toronto, Ontario, Canada
Specific Qualifications, Attributes, Skills, and Experience:

Industry Knowledge	Capital Markets Expertise
Risk Oversight	International Exposure

Mr. Sugar retired in 2011 from RBC Capital Markets after a distinguished 32-year career. He initially worked in the mining industry in exploration and corporate development for companies including Inco, Cominco, Rio Algom, and Imperial Oil (Exxon). Mr. Sugar joined a predecessor company to RBC Capital Markets in 1979. He specialized in the mining sector, particularly in equity and debt financings, mergers and acquisitions, and other advisory services for a wide range of Canadian and international mining companies. He was appointed a managing director in 1987, and led the mining practice for many years. From March 2012 until its acquisition in June, 2014, Mr. Sugar was a member of the Board of Directors of Osisko Gold, and also served on the Board of Directors of Romarco Minerals Inc. until its acquisition by OceanaGold on October 1, 2015.
Mr. Sugar holds a Bachelor of Science degree in Geology and an M.B.A. from the University of Toronto.

BOARD OF DIRECTORS AND COMMITTEES
The Board met twelve times during 2015. Each Director attended 100% of the total number of eligible meetings of the Board and each committee on which he or she served in 2015. The independent Directors regularly met in executive session without management, and all Directors attended the annual shareholder meeting last year.
Attendance of Directors (*)

Director	Board Meetings	Audit Committee Meetings	Corporate Governance & Nominating Committee Meetings	Compensation Committee Meetings	Health, Safety & Environmental Committee Meetings	Technical & Ore Reserve Committee Meetings
George M. Bee	12 of 12	n/a	n/a	n/a	3 of 3	2 of 2
Michael (Mick) McMullen	12 of 12	n/a	n/a	n/a	3 of 3	2 of 2
Patrice E. Merrin	12 of 12	1 of 1	8 of 8	6 of 6	n/a	n/a
Lawrence Peter O'Hagan	9 of 9[1]	4 of 4	n/a	2 of 2	n/a	n/a
Michael S. Parrett	12 of 12	5 of 5	8 of 8	4 of 4	n/a	n/a
Brian Schweitzer	12 of 12	n/a	8 of 8	n/a	3 of 3	n/a
Gary A. Sugar	12 of 12	5 of 5	n/a	6 of 6	n/a	2 of 2
(*) In person or by telephone.

(1)	Mr. O'Hagan joined the Board of Directors on May 4, 2015, and attended all eligible meetings.

Director Independence
The Board follows the standards set forth in the Company’s Corporate Governance Principles when determining director independence, which standards meet or exceed the listing standards of the New York Stock Exchange (NYSE) with respect to director independence. These principles can be found on the Company’s corporate website at www.stillwatermining.com, under the heading “Corporate Governance / Independence Criteria for Directors.” A copy may also be obtained upon request from the Company’s Corporate Secretary at Stillwater Mining Company, 26 West Dry Circle, Suite 400, Littleton, Colorado 80120.
These principles provide objective, as well as subjective, criteria that the Board will utilize in determining whether each Director meets the independence standards of the Securities and Exchange Commission ("SEC") and the NYSE applicable to the Company. Additionally, the Company complies with guidelines adopted pursuant to the 2010 Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”).
The Board undertook its annual review of Director transactions and relationships between each Director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The Board also examined transactions and relationships between Directors or their affiliates and members of the Company’s senior management or their affiliates.
The Board affirmatively determined that all of the Directors being nominated for election at the Annual Meeting are independent of the Company and the Company’s management under the standards set forth in the Corporate Governance Principles, with the exception of Mr.McMullen, who is considered to be not independent because he serves as the Company’s Chief Executive Officer.

Committees
Audit Committee: The Company has a standing Audit Committee as defined in Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee held five meetings during 2015. The members of the Audit Committee in 2015 were Michael Parrett (Chairman), Gary Sugar, Patrice Merrin and Peter O'Hagan. On May 4, 2015, Peter O'Hagan replaced Patrice Merrin on the Audit Committee. Each of the Audit Committee members was “independent,” and satisfied the additional independence requirements of Section 303A.02 of the NYSE’s listing standards and Rule 10A-3 of the Exchange Act and the NYSE requirements for audit committee members in 2015.
The Audit Committee reviews the accounting principles and procedures of the Company and its annual financial reports and statements, recommends to the Board the engagement of the Company’s independent auditors, reviews with the independent registered public accountants the plans and results of the auditing engagement, and considers the independence of the Company’s auditors. The Audit Committee is also responsible for reviewing the Company’s finance matters.
The Audit Committee is governed by a written charter which is available on the Company’s corporate website at www.stillwatermining.com, under the heading “Governance / Audit Committee.” Copies of the charter are also available in print to shareholders upon request, addressed to the Corporate Secretary at Stillwater Mining Company, 26 West Dry Creek Circle, Suite 400, Littleton, Colorado 80120.
The Audit Committee also follows a written Audit and Non-Audit Services Pre-Approval Policy for services to be performed by the independent registered public accountants. Proposed services may be either (i) pre-approved without consideration of specific case-by-case services by the Audit Committee (“General Pre-Approval”), or (ii) require the specific pre-approval of the Audit Committee (“Specific Pre-Approval”). The Audit Committee believes that the combination of these two approaches results in an effective and efficient procedure to pre-approve services performed by the independent auditor to ensure the auditor’s independence is not impaired. Unless a type of service has received General Pre-Approval, it requires Specific Pre-Approval by the Audit Committee if it is to be provided by the independent registered public accountants.
The Audit Committee considers whether such services are consistent with the rules of the SEC on auditor independence, whether the independent auditor is best positioned to provide the most effective and efficient service, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. This policy is available on the Company’s corporate website at www.stillwatermining.com, under the heading “Governance / Audit and Non-Audit Policy.” Copies of this policy are also available in print to shareholders upon request, addressed to the Corporate Secretary at Stillwater Mining Company, 26 West Dry Creek Circle, Suite 400, Littleton, Colorado 80120.
SEC rules and NYSE listing standards require the Board to determine whether a member of its Audit Committee is an “audit committee financial expert,” and disclose its determination. According to these requirements, an audit committee member can be designated an audit committee financial expert only when the audit committee member satisfies specified qualification requirements, such as experience (or “experience actively supervising” others engaged in) preparing, auditing, analyzing, or evaluating financial statements presenting a level of accounting complexity comparable to what is encountered in connection with the Company’s financial statements. SEC rules further require such qualifications to have been acquired through specified means of experience or education. The Board has determined that Michael S. Parrett qualifies as an audit committee financial expert under SEC rules. The Board believes that the current members of the Audit Committee are qualified to carry out the duties and responsibilities of the Audit Committee.
Compensation Committee: The Company has a separate Compensation Committee as required under the NYSE’s listing standards. The Compensation Committee held six meetings during 2015. During 2015, the members of the Compensation Committee were Gary Sugar (Chairman), Patrice Merrin, Michael Parrett and Peter O'Hagan. On May 4, 2015, Mr. O'Hagan replaced Michael Parrett as a member of the Compensation Committee. The Board has determined that all members of the Compensation Committee are “independent” under the applicable NYSE listing standards. The principal responsibilities of the Compensation Committee are to establish policies and determine matters involving executive compensation, recommend changes in employee benefit programs, approve the grant of stock options and stock awards under the Company’s stock plans and provide assistance to management regarding key personnel selection. The Compensation Committee’s written charter is available on the Company’s corporate website at www.stillwatermining.com, under the heading “Governance / Committee / Compensation Committee.” Copies of the charter are also available in print to shareholders upon request, addressed to the Corporate Secretary at Stillwater Mining Company, 26 West Dry Creek Circle, Suite 400, Littleton, Colorado 80120.

Corporate Governance & Nominating Committee: The Company has a Corporate Governance and Nominating Committee as required pursuant to Section 303A.04 of the NYSE’s listing standards. The Corporate Governance and Nominating Committee held eight meetings during 2015. The Corporate Governance and Nominating Committee is composed of Patrice Merrin (Chairman), Michael Parrett, and Brian Schweitzer. The Board has determined that all of the members of the Corporate Governance and Nominating Committee are independent directors under the applicable NYSE listing standards. The Company complies with the requirement of the NYSE to have a Corporate Governance and Nominating Committee comprised entirely of independent directors.
The principal responsibilities of the Corporate Governance and Nominating Committee are: (i) identifying and recommending to the Board individuals qualified to serve as directors of the Company and on committees of the Board; (ii) advising the Board as to the appropriate size, function and procedures of the committees of the Board; (iii) developing and recommending to the Board corporate governance principles; (iv) overseeing evaluation of the Board and the Company’s executive officers (v) and attending to any matter as may pertain to the scope of corporate governance in the company.
The Corporate Governance and Nominating Committee is governed by a written charter. The Board also follows the Corporate Governance Principles for the Company and a written policy for shareholder nomination of directors. These documents set forth the criteria and methodology the Board uses when considering individuals as nominees to the Board. Current copies of these documents are available on the Company’s corporate website at www.stillwatermining.com, under the headings “Governance / Corporate Governance & Nominating Committee,” “Governance / Governance Principles” and “Governance / Stockholder Nomination of Directors,” respectively. Copies of these documents are also available in print to shareholders upon request, addressed to the Corporate Secretary at Stillwater Mining Company, 26 West Dry Creek Circle, Suite 400, Littleton, Colorado 80120.
The Company has a Business Ethics and Code of Conduct policy applicable to its officers, directors, employees and agents, including the Chief Executive Officer and all senior financial officers, including our principal financial officer and controller. A current copy of this policy is available on the Company’s corporate website at www.stillwatermining.com, under the heading “Governance / Code of Conduct.” The purpose of this policy is to provide legal, ethical and moral standards for the conduct of the Company’s officers, directors, employees and agents. In addition, waivers from and amendments to our Code of Business Conduct and Ethics that apply to our directors and executive officers, including our principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions, will be timely posted in Governance section of our website at www.stillwatermining.com. The Board has also adopted a Code of Ethics Policy for its Chief Executive and Senior Financial Officers which is available on the Company’s corporate website at www.stillwatermining.com, under the heading “Governance / Code of Ethics for Senior Financial Officers.” This document sets forth specific policies to guide the Chief Executive Officer, Chief Financial Officer and Corporate Controller in the performance of their duties. Copies of these documents are also available in print to shareholders upon request, addressed to the Corporate Secretary at Stillwater Mining Company, 26 West Dry Creek Circle, Suite 400, Littleton, Colorado 80120.
Health, Safety & Environmental Committee: The Company has a Health, Safety and Environmental Committee with the principal responsibilities of: (i) reviewing the Company’s environmental and occupational health and safety policies and programs; (ii) overseeing the Company’s environmental and occupational health and safety performance; and (iii) monitoring current and future regulatory issues. During 2015, the Health, Safety and Environmental Committee consisted of George Bee (Chairman), Brian Schweitzer, and Mick McMullen. This committee held three meetings in 2015.
The Health, Safety and Environmental Committee’s written charter is available on the Company’s corporate website at www.stillwatermining.com, under the heading “Governance / Committee Charters / Health, Safety & Environmental Committee.” Copies of the charter are also available in print to shareholders upon request, addressed to the Corporate Secretary at Stillwater Mining Company, 26 West Dry Creek Circle, Suite 400, Littleton, Colorado 80120.
Technical & Ore Reserve Committee: The Company has a Technical & Ore Reserve Committee with principal responsibilities of: (i) advising the Board on the appropriateness, accuracy and completeness of the Company’s ore reserves; (ii) ensuring that management appropriately presents the Company’s ore reserves to regulatory agencies; and (iii) overseeing the Company’s technical and strategic position. During 2015, the Technical and Ore Reserve Committee was composed of Gary Sugar (Chairman), George Bee, and Mick McMullen. This committee held two meetings in 2015.
The Technical & Ore Reserve Committee’s written charter is available on the Company’s corporate website at www.stillwatermining.com, under the heading “Governance / Technical & Ore Reserve Committee.” Copies of the charter are also available in print to shareholders upon request, addressed to the Corporate Secretary at Stillwater Mining Company, 26 West Dry Creek Circle, Suite 400, Littleton, Colorado 80120.

Candidate Selection Process
The minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company. In addition, the Corporate Governance and Nominating Committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company. While the Corporate Governance and Nominating Committee has not adopted a formal diversity policy with respect to the selection of director nominees, the committee seeks to have the Board represent a diversity of backgrounds and experiences. As part of this process, the committee evaluates how a particular candidate would strengthen and increase the diversity of the Board, and contribute to the Board’s overall balance of perspectives, backgrounds, knowledge, experience and expertise in areas relevant to the Company’s business. The committee assesses its achievement of diversity through review of Board composition as part of the Board’s annual self-assessment process.
Under the Company’s Corporate Governance Principles, the Corporate Governance and Nominating Committee will present a list of candidates to the Board for nomination. The Chief Executive Officer will be included in the process on a non-voting basis. Taking into account the factors outlined above, the Corporate Governance and Nominating Committee will make a recommendation to the Board, and the Board will determine which of the recommended candidates to approve for nomination.
Nomination Process
Nominations of persons for election as directors of the Company may be made at a meeting of shareholders, (a) by or at the direction of the Board, (b) by the Corporate Governance and Nominating Committee or persons appointed by the Board, or (c) by any shareholder of the Company entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in Section 3.3 of the Company’s By-Laws. Such nominations, other than those made by or at the direction of the Board, shall be made pursuant to timely notice in writing to the Company’s Corporate Secretary. To be timely, a shareholder’s notice shall be delivered to or mailed and received at the principal executive office of the Company not less than fifty (50) days, nor more than seventy-five (75) days prior to the meeting; provided, however, that in the event that less than sixty (60) days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. Such shareholder’s notice to the Company’s Corporate Secretary shall set forth: (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Company which are beneficially owned by the person, and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the Exchange Act, as now or hereafter amended; and (b) as to the shareholder giving the notice, (i) the name and record address of such shareholder, and (ii) the class and number of shares of capital stock of the Company which are beneficially owned by such shareholder. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. No person shall be eligible for election by the shareholders as a director of the Company unless nominated in accordance with the procedures set forth herein.
Board Oversight of Risk
The Board has responsibility for risk oversight, and its committees help oversee risk in areas over which they have responsibility. The Board receives regular updates related to various risks for both our company and our industry. The Audit Committee receives and discusses reports regularly from members of management who are involved in the risk assessment and risk management functions on a daily basis. In addition, the Compensation Committee annually reviews, with the assistance of management, the overall structure of the Company’s compensation program and policies for all employees as they relate to the Company’s risk management practices.
The Board oversees the management of risks inherent in the Company’s businesses, and the implementation of its strategic plan. The Board performs this oversight role by implementing multiple levels of review. In connection with reviews of the operations of the Company’s business units and corporate functions, the Board addresses the primary risks associated with those units and functions. In addition, the Board reviews the risks associated with the Company’s strategic plan at an annual strategic planning session and periodically throughout the year as part of its consideration of the strategic direction of the Company. The Board also considers other risk topics at its meetings, including risks associated with capital structure, strategic plan, business climate, industry changes, and development activities. Further, the Board is routinely informed by management of developments that could affect our risk profile. The Board’s current role in risk oversight is complemented by our leadership structure.

Each of the Board’s Committees also manages Company risks that fall within the Committee’s areas of responsibility. In performing this function, each Committee has full access to management, as well as the ability to engage advisors.

Review of Compensation Risk
As part of its oversight of the Company’s executive compensation program, the Compensation Committee, with the assistance of outside experts, assessed the Company’s compensation programs, and has concluded that these compensation policies and practices do not create risks reasonably likely to have a material adverse effect on the Company. The Compensation Committee and Management spent considerable time and effort assessing the Company’s executive compensation and benefits programs over the past year to determine whether the programs’ provisions and operations create material, undesired or unintentional, risk to the Company. This risk assessment process included a review of policies and procedures; analysis of risk identification and controls; and determination of the balance of potential risk to potential reward.
The review of the programs and policies that apply to our named executive officers includes:

•	analysis of how different elements of compensation may increase or mitigate risk-taking;

•	analysis of performance metrics used for short-term and long-term incentive programs, and the relation of such incentives to the objectives of a particular position or business unit;

•	analysis of whether the performance measurement periods for short-term and long-term incentive compensation are appropriate; and

•	analysis of the overall structure of compensation programs as related to business risks;
Based on the foregoing, we believe our compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. We also believe our incentive compensation programs provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks; are compatible with effective internal controls and the risk-management practices of the Company; and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.
Compensation Committee Interlocks and Insider Participation
The members of the Compensation Committee are identified under “Committees” above. No member of the Compensation Committee was, at any time during 2015, an officer or employee, or a former officer, of the Company.
Shareholder Communication with Directors
The Board has a written policy on shareholder and interested party communications with directors.
Under the policy, shareholders and other interested parties may contact any member (or all members) of the Board (including, without limitation, the Chairman, Brian Schweitzer, or the independent directors as a group), any Board committee or any chair of any such committee by mail or email. To communicate with the Board, any individual director or any group or committee of directors, correspondence should be addressed to the Board or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent to the Corporate Secretary, Stillwater Mining Company, 26 West Dry Creek Circle, Suite 400, Littleton, Colorado, 80120. To communicate with any of our directors via email, shareholders should go to our corporate website at www.stillwatermining.com. Under the heading “Governance / Communication with Directors,” you will find a link to an email address (corporate.secretary@stillwatermining.com) that may be used for writing an electronic message to the Board, any individual director, or any group or committee of directors. Please follow the instructions on our website to send your message.

Director Compensation
Each non-employee director receives an annual retainer of $55,250 which may be paid in cash or may be deferred in Deferred Share Units ("DSUs"). In addition, the Company pays each non-employee director and committee member $2,125 per meeting of the Board attended and $1,275 per telephonic meeting in which he or she participated. The Chairman of the Board receives an additional annual retainer of $60,000; the Audit Committee chairman receives an additional annual retainer of $17,000; the Compensation Committee chairman receives an additional $12,750 annual retainer, and the other Committee chairmen each receive additional annual retainers of $8,500. The Company reimburses all directors for reasonable travel expenses. The Company’s Stock Ownership Guidelines state that independent directors should own Common Stock (or a DSU equivalent) having a value of at least two times their annual retainer. Pursuant to these guidelines, each Director is asked to comply with this guideline by the fifth anniversary of his or her election to the Board. All Directors are in compliance with this guideline.
Under the Independent Director Deferred Share Unit Plan (the “DSU Plan”) the Company’s non-employee directors receive a grant in the form of deferred share units (“DSUs”) on the date of each annual meeting of shareholders. The Corporate Governance and Nominating Committee agreed that this year's grant should remain unchanged from the previous year, valued at $80,000, or an amount adjusted pro rata upon appointment to or separation from, the Board. Each director may also elect to defer up to 100% of their annual compensation in the form of DSUs credited to a DSU account maintained by the Company. Each DSU represents the right to receive a cash payment equal to the value of one share of the Company’s common stock on the applicable distribution date, and becomes payable following a director’s separation from service as a member of the Board. Should cash dividends or distributions be paid on shares during the period when DSUs are outstanding and prior to payment or settlement, each DSU account will be credited with additional DSUs. The additional DSUs to be credited will be calculated by dividing the aggregate dividends or distributions that would have been paid to the Director if the Director held the shares underlying the DSUs, by the fair market value of one share on the date which the dividends or distributions were paid.
2015 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash(1) ($)	DSU Awards(2) ($)	Option Awards(3) ($)	All Other Compensation ($)	Total ($)
George M. Bee	92,225	80,000	—	—	172,225
Lawrence Peter O'Hagan	69,818	80,000	—	—	149,818
Michael J. McMullen	—	—	—	—	—
Patrice E. Merrin	106,250	80,000	—	—	186,250
Michael S. Parrett(4)	121,125	80,000	—	—	201,125
Brian Schweitzer	152,650	80,000	—	—	232,650
Gary Sugar(5)	125,375	80,000	—	—	205,375

(1)	Amounts include fees deferred in the form of DSUs under the Non-Employee Director DSU Plan.

(2)	Value is based on the closing price on the grant date.

(3)	At December 31, 2015 there were no option awards outstanding for any non-employee director.

(4)	Michael Parrett's fees include additional fees earned associated with the appointing of the Company's internal auditor.

(5)	Gary Sugar’s fees include director’s fees for Stillwater Canada Inc.

COMPENSATION DISCUSSION AND ANALYSIS
INTRODUCTION
This compensation discussion and analysis describes the philosophy, analysis, elements and decisions we made and implemented in 2015 to align our compensation practices with our stated corporate goals. It further describes our 2015 executive compensation for our named executive officers (“NEOs”), who were:

•	Michael J. McMullen, President and Chief Executive Officer

•	Christopher M. Bateman, Chief Financial Officer

•	Brent R. Wadman, Vice President, Legal Affairs and Corporate Secretary

•	Kristen K. Koss, Vice President, Human Resources and Safety

•	Rhonda L. Ihde, Corporate Controller
COMPANY PERFORMANCE FOR 2015
Highlights of the Company's operating performance for 2015 include:

•	Consolidated net income attributable to common stockholders of $4.4 million or $0.04 per diluted share.

•	Cash and cash equivalents plus highly liquid investments of $463.8 million at year end.

•	Further reduction in All-In Sustaining Cost (AISC), which averaged $709/ounce for the year.

•	Produced 520,800 Platinum Group Metals ("PGMs") ounces, 0.6% higher than 2014.

•	Processed 551,100 ounces of recycled palladium, platinum and rhodium.

•	Decreased general and administrative expenses 2.9% to $34.0 million.
For an explanation of All-in Sustaining Costs (AISC) (a non-GAAP financial measure), and a reconciliation of AISC to Consolidated Costs of Revenues (the most directly comparable GAAP financial measure), see Item 6 of our Annual Report on Form 10-K for the year ending December 31, 2015.
Summary of 2015 Compensation Decisions
The above highlights and other financial and operational outcomes were key to determining overall compensation for our President / Chief Executive Officer and other Named Executive Officers ("NEOs") in 2015, summarized below. A substantial portion of the compensation of these individuals is based on performance goals and is not fixed, thus ensuring better alignment with the company's strategic objectives. NEO compensation outcomes for 2015 included the following:

•
In 2015, the Compensation Committee reviewed a market analysis. The market analysis indicated that the base salaries of our NEOs were generally between the 25th and 50th percentile. The Compensation Committee determined that while this rate of pay remains competitive for the market in which we compete for executive talent, there were some salary increases for our NEOs in 2015.

•
The Compensation Committee also reviewed target Short-Term and Long-Term incentive payout percentages. The target STI payout amount was adjusted for the President / CEO. The target payout amounts for both plans were adjusted for the Vice President, Legal Affairs and Corporate Secretary, and the Vice President, Human Resources and Safety.

•
Annual cash incentive target awards are generally structured to deliver pay that is consistent with market median levels for achievement of target performance on short-term objectives designed to drive operational and financial performance. During 2015, safety, mine production, mine costs, recycling operations, financing and business development were the key metrics for our NEOs’ annual cash incentive awards. The Company’s performance with respect to each of these metrics resulted in annual incentive payouts at approximately 104.5% of target levels; and

•
Long-term awards are granted 60%-70% in the form Performance Restricted Stock Units ("RSUs") and 30%-40% in Time-vesting RSUs. Performance RSUs granted in 2015 will vest contingent on the results of measured performance over a three year period ending December 31, 2017 on strategic objectives tied to Total Shareholder Return ("TSR"), Net Book Value per Share, and Free Cash Flow.

Consideration of our 2015 Advisory Vote on Executive Compensation

In its compensation review process, the Compensation Committee considers whether our executive compensation and benefits program serves the interests of our shareholders. In that respect, as part of its on-going review of our executive compensation program, the Compensation Committee considered the approval by 96% of the votes cast for the Company’s “say on pay” vote at our 2015 Annual Meeting of Shareholders. The Compensation Committee was pleased with this favorable outcome and interpreted this significant level of support as an endorsement by our shareholders of our executive compensation program and policies and did not make any changes to our executive compensation program in response to the 2015 “say on pay” vote. While the Committee did not modify our executive compensation program in response to the 2015 “say on pay vote,” the Committee will continue to monitor our executive compensation program and engage with shareholders regarding such program.

Summary of the 2015 Executive Compensation Program
For 2015, we maintained our compensation programs to continue to align our compensation practices with the Company's short-term and long-term goals and taking into account our industry characteristics, (e.g., commodity-priced mining product, capital intensive, long-term assets), current operational situation, and strategic alternatives as determined by our President / CEO and the management team. Accordingly, for the 2015 incentive programs, we maintained our focus on financial performance measures and total shareholder return, a strong emphasis on key operational drivers of shareholder value (e.g., production and cost), and for specific strategic measures in the annual incentive that are key to driving the long-term success of the Company.

Pay Design Element	Stillwater Mining Company Compensation Program

Pay Positioning	* Total direct compensation (salary + annual incentive + long term incentive) targeted at median (50th percentile)

Peer Groups and Survey Sources
*  For pay purposes:
Compensation Peer Group remains unchanged from 2015
*  For stock price / total shareholder return performance purposes:
Performance Peer Group somewhat overlaps the Compensation Peer Group, reducing proportion of gold producers and adding PGM and recycling producers
*  PGM and recycling companies are too large and / or non-U.S. / Canada domiciled; therefore not appropriate as Compensation Peer Group

Long-Term Incentive ("LTI") Mix	* Two LTI programs: Performance RSUs on prospective three year performance Time-vesting RSUs (provides tangible value in volatile industry) * Weighted between performance and time-vesting RSUs

Incentive Plans Payout Leverage
*  Annual short-term incentive payouts:
Threshold of 50% and maximum of 200%
For President / CEO only, amount of payout >114% of Base Pay delivered in time-vesting RSUs with additional three year ratable vesting
*  LTI performance RSUs payouts:
Threshold performance results in 25% of target payout
Maximum performance results in 175% of target payout
Performance below threshold results in 0% payout

Annual Short-Term Incentive ("STI")Performance Measures
Key annual scorecard metrics:
*  Social License
*  EBITDA
*  Mine Performance
*  All In Sustaining Cost per Ounce
*  Metallurgical Complex-Recycling
*  Business Development
*  Strategic Initiatives
*  Individual Performance

LTI Performance Measures for Performance RSUs
Performance RSUs three year scorecard measures focus on ties to shareholder outcomes, financial measures, and long-term strategic measures and are separate and distinct from annual measures:
*  40% Total Shareholder Return measured three ways (relative to performance peers, absolute growth and relative to the changes in PGM prices)
*  40% Net Book Value Per Share
*  20% Free Cash Flow

Risk Mitigators
*  Mix of production, development and capital measures for incentive plans
*  Ownership guidelines maintained that reflect peer practices
*  Clawback policy consistent with Dodd-Frank Act guidelines
*  Anti-hedging policy remains in place

Change-in-Control ("CIC")
* All NEOs have severance multiple of 2x salary and annual incentive with or without a change-in-control
*  Change-in-control severance multiples for CFO and other NEOs 2x salary and annual incentive
*  All NEOs subject to double triggers on equity grants and cash severance

ELEMENTS OF 2015 TOTAL COMPENSATION
We utilized three main components established during 2015 for our executive compensation for the year ended December 31, 2015.

Element	Objective	Key Features & Terms
Base Salary	Provide our NEOs with a fixed rate of pay for performing day-to-day responsibilities and compensate them competitively based on their role in the organization.
*  Reviewed annually as part of the overall market assessment to ensure competitive positioning relative to the market.
*  Base salary is set in the first quarter of each year for that calendar year.
*  Paid to NEOs on a semi-monthly basis.

Annual Bonus	Reward NEOs’ achievement of yearly financial and operational objectives that align with longer term strategies.

*  Cash payment determined by the Committee and awarded to the NEO in the first quarter of the year following the performance year.
* President / CEO STI award in excess of 114% of base salary paid in RSUs.
*  Target award opportunities expressed as a percentage of base salary.

Long-Term Incentive	Provide long-term incentive based on achieving specific pre- determined performance goals that support the Company’s strategic objectives and to align executives’ interests with those of shareholders.

*  Equity-based performance awards determined by the Committee and awarded to the NEO in the first quarter of the year.
*  Target award expressed as a percentage of base salary.
*  Time-vesting RSUs vest ratably over a three-year period.
* Performance-vesting RSUs vest at the end of the three-year performance period.

Compensation and Performance Pay Reflective of Position and Responsibility
Compensation and accountability should generally grow with advances in position and increased responsibilities. Consistent with this philosophy, total target compensation is higher for individuals with greater responsibility and greater ability to influence the Company’s achievement of targeted results and strategic initiatives. In addition, as an executive advances and responsibilities are expanded, a greater portion of the NEOs' total compensation is performance-based pay contingent on the achievement of performance objectives. Finally, equity-based compensation is higher for NEOs with higher levels of responsibility, making a significant portion of their total compensation dependent on long-term stock appreciation. It should also be noted that the LTI Plan has a cap and a floor as to potential payouts, the former of which discourages unnecessary risk-taking that may adversely affect the Company’s sustainability. The compensation package of our President / CEO has the largest portion of pay at risk, with 77% of his targeted total direct compensation based on performance of the Company. Other NEOs range from 41% to 68% of targeted total direct compensation at risk for the 2015 performance year.
Compensation Decisions That Promote the Interests of Shareholders
Compensation should focus management on achieving strong short-term (annual) performance in a manner that supports and ensures the Company’s long-term success and profitability. The Annual Bonus Program creates incentives for meeting annual performance targets, while equity grants from our LTI Plan encourage the achievement of longer-term objectives and promote retention. Time-vesting RSUs vest in thirds over a three year period. Performance RSU grants create long-term incentives that align the interest of management with our shareholders and cliff-vest at the end of a three year period.
Compensation Should be Reasonable and Responsible
Compensation should be set at responsible levels. Our executive compensation programs are intended to be consistent with the Company’s primary focus on the safety of our employees, production, controlling costs, improving the state of development at the mines, continuing to grow the recycling business, and Company growth.

COMPENSATION STRUCTURE

Pay Positioning Philosophy, Peer Group and Market Data

The Company benchmarks compensation levels against similar companies, both in terms of compensation practices as well as levels of compensation. This allows the Company to determine if compensation levels are competitive in the marketplace for our talent, as well as ensure that our compensation levels are reasonable.

The Compensation Committee reviews compensation levels for the NEOs against compensation levels reported for similar positions by companies included in the “Compensation Peer Group.” The Compensation Peer Group was developed by the Compensation Committee in 2014 and reviewed by the Compensation Committee’s independent executive compensation consultant at the time, Farient, who did no other work with the company. In the fourth quarter of 2014, the Compensation Committee conducted an analysis of the Compensation Peer Group, reviewed the criteria that were appropriate to be used in selecting a peer group and proposed to continue utilizing the Peer Group of fifteen companies, reflecting input from the Compensation Committee and the Company's executive management.
The Compensation Committee has adopted an approach to positioning overall target pay generally at the 50th percentile of competitive levels, with individual variation that reflects incumbent experience and responsibilities in the role. Competitive pay levels were benchmarked in comparison to the revised Compensation Peer Group established in the fourth quarter of 2014 and market surveys of executive compensation. The Compensation Peer Group reflects as closely as possible our relevant industry, business model and size, and the data from the compensation surveys is selected to be representative of our size.

The Peer Group that was adopted in 2014, considered the following criteria for peer selection:

•
GICS sub-industry classification of “Metals & Mining” (to include all potential companies with recycling operations) with revenue approximately between $200 million and $2 billion (approximately 0.3x to 2.7x the Company’s projected 2015 revenue)

•	Consideration of market cap (qualitative assessment)

•	U.S. or Canadian domiciled company

•	As similar a business model as possible, given the scarcity of PGM producing companies outside of South Africa and Russia

•	Currently operating at least one mine or recycling facility

•	Underground mining operations, where possible

•	Harvesting metals for industrial end users
This assessment resulted in the revised Compensation Peer Group listed below with revenue ranging from $170 million to $1.90 billion, with one outlier at $7.3 billion, with median revenue of approximately $691 million (based on latest available fiscal year end revenue through June 30, 2015), a figure lower than the Company’s projected 2015 revenue. The revised peer group included the following companies:
Compensation Peer Group Used for 2015 Pay Decisions

Agnico Eagle Mines Ltd	Hecla Mining Co
Alamos Gold, Inc.	HudBay Minerals, Inc.
B2Gold Corp	IAMGOLD Corp
Capstone Mining Corp	New Gold, Inc
Coeur Mining, Inc.	Pan American Silver Corp
Compass Minerals International Inc.	Sims Metal Management Limited
Eldorado Gold Corp	Thompson Creek Metals Co
First Majestic Silver Corp
Horsehead Holding Corp. was eliminated from the Compensation Peer Group due to its ongoing financial reorganization.
In addition to the Compensation Peer Group, data from the 2014 Hay Global Mining Compensation Survey was used to benchmark 2015 pay for non-operational positions only. The Compensation Peer Group, along with survey data, was used to benchmark 2015 pay for our President / Chief Executive Officer, Chief Financial Officer, as well as the Vice President, Legal Affairs and Corporate Secretary and Vice President, Human Resources and Safety. Peer data was weighted more heavily than survey data, where available, because the Compensation Peer Group's composition was based on the Compensation Committee's approved selection criteria, and there was greater control over analysis considerations for the Compensation Peer Group data than for the survey data. Survey data alone was used for NEOs whose positions were not well represented among the NEOs of the Compensation Peer Group.
As the primary source used last year, data from the 2015 Hay Global Mining Compensation Survey was used to benchmark 2016 pay for the NEOs. As a result of this benchmarking and the general mining industry economic environment, neither base salaries nor target annual incentives for any of the NEOs were increased for 2016.

2015 and 2016 Performance Peer Group
For purposes of assessing TSR performance in comparison to peers, the Company has established a Performance Peer Group to be a better fit with the Company’s business characteristics (a PGM producer with smelting and recycling operations). The Performance Peer Group has ten of the same companies as the Compensation Peer Group, plus four other companies that are PGM producers and / or have recycling operations. These four other companies were too large and / or non-U.S. / Canada domiciled to be an appropriate fit as members of the Compensation Peer Group. The reason for removing the other seven companies was to reduce the proportion of gold producers. This is important because PGM prices can move quite differently from gold prices, and thus distort relative TSR performance. Because of this factor, TSR measures also include absolute price performance and performance relative to PGM prices. The resulting composition of the Performance Peer Group reflects a more balanced exposure to various metals. The Performance Peer Group is shown below.
Performance Peer Group for Performance RSUs

Allied Nevada Gold Corp	IAMGOLD Corp
Capstone Mining Corp	Impala Platinum Holdings Ltd*
Coeur Mining, Inc.	Johnson Matthey plc*
Compass Minerals International Inc.	Pan American Silver Corp
First Majestic Silver Corp	Thompson Creek Metals Co
Hecla Mining Co	Umicore S.A.*
HudBay Minerals, Inc.	Yamana Gold, Inc.*

*	Peers added for the Performance Peer Group only.
Pay Mix
By following a portfolio approach, we provide each executive a base level of compensation, while motivating the executive to focus on the business metrics that will produce a high level of performance and long-term value creation for the Company and the executive, as well as reducing the risk of loss of executive talent. The mix of metrics normally targeted for the short-term and long-term plans likewise provides an appropriate balance between short-term financial and operational performance and long-term financial performance and shareholder return.
For NEOs with greater levels of responsibility and thus greater ability to influence Company performance, the mix of compensation is weighted at target towards at-risk pay (annual incentives and long-term incentives). This pay mix fundamentally results in a pay-for-performance orientation for our executives, consistent with our compensation philosophy. We place great emphasis on variable performance-based compensation through our STI Plan and Performance Restricted Stock Unit grants. In addition, long-term incentives, and particularly equity compensation, provide a very important motivational and retentive aspect to the compensation package of our key executives. The charts below show the breakdown between each element of compensation and fixed pay vs. performance-based pay at target for each NEO for fiscal year 2015:

		Percentage of Total Compensation at Target			Percentage of Fixed and Performance Based Pay at Target
Name	Title	Base Salary	Annual Bonus	Long-Term Awards	Fixed	Performance Based
Michael J. McMullen	Chief Executive Officer	23%	24%	53%	23%	77%
Christopher M. Bateman	Chief Financial Officer	32%	17%	51%	32%	68%
Brent R. Wadman	Vice President, Legal Affairs and Corporate Secretary	50%	20%	30%	50%	50%
Kristen K. Koss	Vice President, Human Resources and Safety	49%	27%	24%	49%	51%
Rhonda L. Ihde	Corporate Controller	59%	18%	24%	59%	41%

Pay Elements – Overview

We utilize three main components of compensation:

• Base Salary – fixed pay that takes into account an individual’s role and responsibilities, experience, expertise and individual performance.
• Annual Bonus – variable cash compensation that is designed to reward attainment of annual business goals, with target award opportunities generally expressed as a percentage of base salary.
• Long-Term Incentive Compensation – stock-based awards including Restricted Stock Units that only vest if certain pre-determined Company performance objectives have been achieved.
In addition, the NEOs participate in employee benefit plans generally available to all employees on the same terms as similarly situated employees, including life insurance. Other than use of a Company vehicle, which is needed for travel between business locations, the Company does not provide our NEOs with perquisites. The Company does not provide any other retirement benefits to our NEOs, other than eligibility to participate in our 401(k) Plan and the 409A Non-Qualified Deferred Compensation Plan. The Company provides a match of up to 8% of the officers’ contributions into the 401(k) Plan (in the form of cash) and 409A Deferred Compensation Plan, with the combined match not to exceed the lesser of 8% of the executive’s compensation or the executive’s contribution percentage.
Pay Elements – Details
Base Salary. In determining base salaries, the Compensation Committee considers the executive’s qualifications and experience, scope of responsibilities within the organization and future potential, the goals and objectives established for the executive, the executive’s past performance, competitive salary practices at companies in the Compensation Peer Group (as discussed in “Pay Positioning Philosophy, Peer Group and Market Data”), internal pay equity and the tax deductibility of base salary. Base salaries for new executives are determined by individual experience and performance, as well as planned responsibilities within the Company. The table below outlines our NEOs base salaries for 2015 and 2016.

		2015	2016
Name	Title	Base Salary	Base Salary	Percentage Increase
Michael J. McMullen	Chief Executive Officer	$712,000	$712,000	0.00%
Christopher M. Bateman	Chief Financial Officer	$385,000	$385,000	0.00%
Brent R. Wadman	Vice President, Legal Affairs and Corporate Secretary	$235,000	$235,000	0.00%
Kristen K. Koss	Vice President, Human Resources and Safety	$230,000	$230,000	0.00%
Rhonda L. Ihde	Corporate Controller	$221,000	$221,000	0.00%
The Compensation Committee seeks to align our NEOs’ base salaries at approximately the median for our Compensation Peer Group. Base salaries are generally reviewed by the Compensation Committee in January each year. Adjustments to base salary are reviewed annually based on individual performance or when substantive changes occur in the responsibilities of an executive. Our incumbent NEOs are within an acceptable range (+ / - 15%) of the median of the Compensation Peer Group.

For that reason, and due to the general mining industry economic environment, base salaries for all of the NEOs were not increased for 2016.
Annual Bonus Program. Annual cash bonuses are paid pursuant to our STI Plan and are set each year relative to our annual business plan. For 2015, the total annual bonus was based upon a quantitative formula, with 8% based on the Compensation Committee’s discretionary evaluation of individual and group performance. For 2015, each NEO had a threshold, target (the median) and maximum annual bonus opportunity, expressed as a percentage of base salary (with linear interpolation between opportunity percentages) as follows:

Name	Executive Officer	Bonus at Threshold Performance Level	Bonus at Target Performance Level	Bonus at Maximum Performance Level
Michael J. McMullen	Chief Executive Officer	53%	105%	210%
Christopher M. Bateman	Chief Financial Officer	28%	55%	110%
Brent R. Wadman	Vice President, Legal and Corporate Secretary	20%	40%	80%
Kristen K. Koss	Vice President, Human Resources and Safety	28%	55%	110%
Rhonda L. Ihde	Corporate Controller	15%	30%	60%
Performance targets are established at the beginning of each year. Each target has a minimum threshold, target and maximum goal, with a potential funding of between 0% and 100% of the maximum annual bonus amount. At minimum threshold performance, the annual bonus will be funded at 25% of the maximum performance level, with zero funding for performance below threshold. If performance is at the target level, the annual bonus will be funded at 50% of the maximum award.
In addition, the annual incentive has a feature for the President / CEO only that fosters a stronger tie to shareholder outcomes for performance above target. For the President / CEO, if actual annual performance resulted in a payout above 114% of the President / CEO’s base pay, the amount up to 114% would be paid in cash and the amount above 114% would be paid in time-vesting RSUs that vest ratably over three years. This equity payout for part of the award is intended to ensure that any high annual incentive payouts to the President / CEO are linked to sustained performance and tied more directly to shareholder outcomes. For all other NEOs, annual incentive awards are paid in cash.

Annual Incentive: President / CEO
Proportion in Cash and Time-Vesting RSUs

Payout as % of Target
Maximum 210%
Time-Vesting RSUs
Above Target - 114% of base salary
Target 100%
Cash
Cash
Threshold 50%
President / CEO
Other NEOs

For 2015, the performance measures underlying the annual bonus included the following:

Target Weighting as Percentage of Total Annual Bonus
Safety & Environmental	10%
Mine Production	15%
Total Costs	17%
Metallurgical Operations	14%
Financial Metrics	20%
Business Development	6%
Strategic Initiatives	10%
Subtotal	92%
Individual Performance	8%
Total	100%
While the bonus award is based upon these measures, the achievement of these goals does not result in automatic payment, and instead provides context for the Committee to make a determination on payouts.
For 2015, the Compensation Committee utilized a “performance scorecard” with performance standards that relate to the Company’s annual business plan and current strategic priorities in order to determine payouts of annual bonuses under the STI Plan. The achievement of those target goals will benefit the business and its shareholders. Achievement of the goals is subject to both management performance and external economic factors. The results for NEOs for 2015 are as follows:

2015 Performance Review

Payout as Percentage of Total Annual Bonus
Safety & Environmental	15.13%
Mine Production	8.03%
Total Costs	34.00%
Metallurgical Operations	18.35%
Financial Metrics	—
Business Development	6.00%
Strategic Initiatives	15.00%
Individual Performance (1)	8.00%
Total	104.50%

(1)
For the targets established for 2015, the management group achieved a result of 104.50% of target performance with respect to the quantitative component of the STI Plan, holding the individual performance modifier at target level. With respect to the individual performance component, the Compensation Committee determines the appropriate annual bonus award, if any, given the levels of performance.

Actual Individual Performance scores resulted in a payout for each NEO, as set forth in the table below:

	2015 Short Term Incentive Plan Target Annual Bonus
	2015 Base Salary	Target Bonus (%)	Bonus Payout (%)	Bonus Payout ($)	Value Paid in Cash	Value Earned in Time-Vesting RSUs
Michael J. McMullen	$712,000	105.0%	112.5%	$841,050	$811,680	$29,370
Christopher M. Bateman	$385,000	55.0%	105.5%	$221,279	$221,279	$—
Brent R. Wadman	$235,000	40.0%	106.5%	$100,110	$100,110	$—
Kristen K. Koss	$230,000	55.0%	108.5%	$137,253	$137,253	$—
Rhonda L. Ihde	$221,000	30.0%	104.5%	$69,284	$69,284	$—

For 2016, the Compensation Committee, in conjunction with management, worked to determine the performance measures for both the annual STI and performance RSUs. Our objective continues to be focused on strengthening the direct link to shareholder value outcomes and supporting the Company's long-term business strategy.

Each NEO will have a threshold, target (the median) and maximum annual bonus opportunity, expressed as a percentage of base salary (with linear interpolation between opportunity percentages), remaining unchanged from 2015. For the 2016 annual incentive plan, this resulted in weightings as shown and described below.

Rationale for TSR Measures

*	Continued focus on EBITDA to maintain direct tie to shareholder outcomes

*	Increased focus on mine production volume

*	Mining cost measure to include total costs in support of business strategy cost control objectives

*	Metallurgical complex-recycling measures to emphasize earnings:

– Directly via EBTDA (like EBITDA but including interest expense)

– Indirectly through cost control; kept production volume measure

*	Short-term strategic measures focus management on initiatives that will drive growth and / or operational efficiency (assessment may be quantitative or discretionary based on guidelines or milestones)

*	Individual performance component to provide for some individual performance differentiation, where warranted

*	Mine production and cost measures are critical drivers of earnings and within management control (unlike revenue or earnings, which are directly subject to commodity price changes)

*	Blitz is a key development project, thus heavily weighted, and delivery of milestones is critical to sustainability

*	As with mine production, metallurgical complex-recycling production measure is critical driver of earnings when coupled with cost controls

*	Safety and environmental measures are the cornerstone of Stillwater’s social license, and it is key to long-term operational stability and employee well-being

*	Increased attention to advancing technology initiatives to improve and maximize operational efficiency
Long-Term Incentive Compensation.
The Compensation Committee sets specific performance objectives under the LTI Plan at the beginning of each fiscal year. The number of Performance Restricted Stock Units granted with respect to each performance cycle depends on achievement of specific performance factors, which included Total Shareholder Return, Net Book Value per Share, and Free Cash Flow.

The LTI award:

•	Rewards the executives for achievement of pre-determined business goals, as summarized in the long-term incentive scorecard (“LTI Scorecard”), which is outlined below.

•	Aligns the interests of executives with those of our shareholders.

•	Retains key executives, assists in compliance with the Company’s requirements for executive stock ownership, and focuses the management team on increasing value for the shareholders.
In determining the target value of Performance Restricted Stock Units to be granted to our NEOs, the Compensation Committee takes into account each individual’s:

(1)	market competitive award levels for the position,

(2)	scope of responsibility,

(3)	ability to affect profits and shareholder value,

(4)	historic and recent performance, and

(5)	the value of Performance Restricted Stock Unit grants in relation to other elements of total compensation.
We are continuing the structure of our long-term incentives with performance RSUs that vest based on prospective three year performance. The performance RSUs are intended to be annual grants, generally granted in the first quarter of our fiscal year. The performance period for the performance RSUs will be three years, after which the shares will vest based on results, and a new performance cycle will start each year. Performance measures and goals will be set at the beginning of the performance period, and the number of units vesting will be based on achievement of those performance goals.
We also provide a time-vesting RSU component as part of the total LTI mix for our NEOs. Like the performance RSUs, the time-vesting RSUs are intended to be annual grants, generally granted in the first quarter of our fiscal year. The time-vesting RSUs will vest ratably over three years.

The performance RSUs are intended to create a direct link to shareholder value outcomes and to reward management for long-term value creation. The time-vesting RSUs are intended to provide a tangible value in a volatile industry where management has little control over the pricing of its commodity product.
The 2015 LTI mix and vesting time horizon are consistent with typical peer practices, as most peers use a “portfolio approach” to LTI vehicles. The proportion of performance RSUs is aligned with the overall responsibility and ability to influence performance outcomes, with the largest proportion for the President / CEO. The following table summarizes the LTI mix:

2015 Long-Term Incentive Mix

Long-Term Incentive Vehicle	Time Horizon	CEO, CFO	Other NEOs
Performance RSUs – Prospective Three Year Performance	3 year prospective performance period, cliff vesting	70%	60%
Time-Vesting RSUs	3 year ratable vesting	30%	40%
For 2015, target Performance Restricted Stock Unit values for each of our NEOs ranged from 24% to 161% of annual base salary, as follows:

Target Performance Restricted Stock Value Percentage of Base Salary
Name	2015
Michael J. McMullen	161%
Christopher M. Bateman	112%
Brent R. Wadman	36%
Kristen K. Koss	30%
Rhonda L. Ihde	24%
The 2015 Performance Restricted Stock Unit awards have threshold, target and maximum performance and payout opportunities. Threshold achievement of performance goals will yield 50% of the target opportunity, while maximum achievement of performance goals will yield 175% of the target opportunity. The number of Performance RSUs is interpolated for achievement between threshold and target levels and between target and maximum award levels.

2015 Performance Restricted Stock Units
In early 2015, the Compensation Committee established and communicated to our NEOs the threshold, target and maximum award opportunities for grants of Performance RSUs under the LTI Plan.
The table below illustrates the approximate threshold, target and maximum value of Performance RSUs that the NEOs can earn based on new performance criteria through 2017:

		Performance Restricted Stock Units Opportunity for 2015 (Approximate calculation)
Named Executive Officer	2015 Base Salary	Threshold(1)	Target	Maximum(2)
Michael J. McMullen	$712,000	$286,580	$1,146,320	$2,006,060
Christopher M. Bateman	$385,000	$116,559	$466,235	$1,084,738
Brent R. Wadman	$235,000	$21,150	$84,600	$148,050
Kristen K. Koss	$230,000	$17,250	$69,000	$120,750
Rhonda L. Ihde	$221,000	$13,260	$53,040	$92,820

(1)	Threshold value represents 25% of target value. These calculations do not include subsequent vesting of time-based incentive awards.

(2)	Maximum value represents 175% of target value. These calculations do not include subsequent vesting of time-based incentive awards.

For the 2015 Performance RSUs, the number of shares earned will be determined based on Free Cash Flow, Net Book Value per Share and TSR performance. The TSR measure is divided into three components - comparison to the Performance Peer Group, comparison to an absolute growth goal, and comparison to the change in PGM prices. The starting stock price and ending stock price for TSR performance measurement will use a 60 trading day volume weighted average stock price. The starting and ending PGM price will also use a 60 trading day volume weighted average price. The financial measures are free cash flow and net book value per share, and both of these are different from the annual incentive financial measure.
(1) TSR measured in three parts: 13.3% based on TSR compared to the Performance Peer Group, 13.3% based on TSR compared to an absolute TSR growth goal, and 13.3% based on TSR compared to changes in PGM prices.
Rationale for Measures
There was an enhanced weighting on TSR to strengthen the pay and performance alignment as well direct ties to shareholder outcomes; the three ways to measure TSR provide a holistic assessment of Stillwater stock price performance.

*
TSR vs. the Performance Peer Group measures how well the Company's stock performs in comparison to other mining and smelting / recycling companies facing a similar economic environment and industry cycles.

*	Absolute TSR captures performance with respect to value returned directly to the Company's shareholders.

*
TSR vs. PGM price changes measures how well the Company performs relative to changes in PGM prices, since its earnings are heavily influenced by PGM prices, and its stock price is correlated to PGM prices.

*	Free cash flow supports mine development and Company growth as well as shareholder returns.

*	Net book value per share measures the impact of sustained earnings over time and investment decisions.

In January 2016, the Board of Directors granted the same total target LTI value of Performance and Time-vesting RSUs to the NEOs as was granted in 2015. The number of share granted was determined by dividing the grant value by the 60 trading day volume weighted average share price at January 1, 2016.

These 2016 grant amounts are not reflected in the 2015 Summary Compensation Table as they did not have a grant date fair value for fiscal year 2015. The threshold, target and maximum values of the Performance RSUs that could have been earned with respect to 2015 performance are disclosed in the "2015 Grant of Plan Based Awards Table" below.

Impact of Tax and Accounting
Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”) generally disallows a tax deduction to public corporations for non-qualifying compensation in excess of $1.0 million paid to the Company’s President / Chief Executive Officer and next three highest paid executives (other than the CFO). We review compensation plans in light of applicable tax provisions, including Section 162(m), and may revise compensation plans from time to time to maximize deductibility. However, we may approve compensation that does not qualify for deductibility when we deem it necessary to preserve needed flexibility in recognizing and rewarding desired performance and when it is in the best interests of the Company to do so. Our 2012 Equity Incentive Plan permits grants of stock options, restricted stock (time- or performance-based), restricted stock units and stock appreciation rights that may qualify for the performance based exception of Section 162(m), subject to other requirements.
As a general matter, we always take into account the various tax and accounting implications of compensation vehicles employed by the Company. When determining amounts of LTI grants to executives and employees, the Compensation Committee examines the accounting cost associated with the grants. Under FASB ASC Topic 718, grants of stock options, restricted stock (time-based or performance-based), restricted stock units and other share-based payments result in an accounting charge for the Company. The accounting charge is equal to the fair value of the instruments being issued. For Performance Restricted Stock Units (our predominant instruments for executives), the value (per RSU) is determined on the date of grant using a Monte Carlo simulation valuation model times the number of shares or units granted. This expense is amortized over the requisite service period, or performance period of the instruments.

Stock Ownership Guidelines
Independent Directors Guidelines
In February 2013, the Board adopted stock ownership guidelines for Directors. These guidelines provide that, on or before December 31, 2017, all Directors are required to acquire (and thereafter maintain ownership of) a minimum number of shares of Common Stock with a value equal to two times the annual base cash retainer in place. In 2014, these guidelines were amended to allow for the inclusion of DSUs in the calculation of minimum ownership requirements.
In addition, within five years of their respective appointments, all newly-appointed Directors are required to acquire (and thereafter maintain ownership of) a minimum number of shares of Common Stock (or DSU equivalent) with a value equal to two times the annual base cash retainer payable to the independent Directors.
Named Executive Officers
Stock ownership guidelines for the NEOs and Officers are described in the table below:

Executive Stock Ownership Guidelines
Executive	Salary Multiple
Chief Executive Officer	3 times base salary
Chief Financial Officer	1 times base salary
Vice Presidents of the Company	1 times base salary
Current executives and newly appointed officers in any of the above positions have five years to acquire the ownership required by the guidelines. In the event of an increase in an executive’s base salary, he or she will have one year from the time of the increase to acquire any additional shares needed to meet these guidelines. Shares counting toward the guidelines include:

•	Shares owned jointly with, or separately, by the executive’s immediate family members

•	Shares held in trust for the executive or immediate family member

•	Shares held through any Compny-sponsored plan such as an employee stock purchase plan, a qualified retirement plan and / or a supplemental executive retirement plan

•	50% of unvested RSUs (after deduction of applicable federal and state taxes)
The stock price used to determine compliance with the ownership guidelines is either the greater of the then current market price or the closing price of a share of the Company's Common Stock on the acquisition date.
As of March 7, 2016, all NEOs were in compliance with this policy.

Pledging and Hedging Policy
The Company prohibits employees or directors from holding Company securities in a margin account or pledging Company securities as collateral for a loan. An exception exists if an executive requests prior approval from the Company to pledge securities as collateral for a loan (but not for margin accounts) and the executive can demonstrate the financial capacity to repay the loan without resorting to the pledged securities. Currently, no executives have any Company securities pledged for such a loan.
We do not believe our employees, executive officers, or directors should speculate or hedge their interests in the Company’s
Common Stock. We therefore prohibit all employees from making short sales of Common Stock and from investing in Company-based derivative securities such as put or call option contracts, straddles, and similar securities.
Recoupment Policy
The Company adopted a claw-back policy in anticipation of the finalization of Section 954 of the Dodd-Frank Act. Under the policy, in the event that the Company is required to prepare an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement, the Company may recover from any current or former NEO of the Company the amount of certain incentive-based compensation in excess of what would have been paid or granted to that NEO under the circumstances reflected by the accounting restatement. This policy applies to any incentive based compensation paid to a NEO within the three year period preceding the date of the restatement. When final rules under Section 954 are adopted, this policy will be amended to so comply, as needed.

Timing and Pricing of Equity Grants
The Company has adopted a program wherein Performance Restricted Stock Units are granted with the following provisions relating to the timing of such grants:

•	The grant date for all inducement grants is the date an officer becomes an employee.

•	Stillwater Mining Company executives do not have any role in selecting the grant date.

•	The 2015 Performance RSUs vest at the end of the three year performance period.

•	The 2015 Time-vesting RSUs vest in thirds over a three year period.

•	Performance and Time-vesting RSUs are promptly announced on a Form 4.
We have utilized a 60 trading day volume weighted price averaging formula in determining annual equity grants of Performance and Time-vesting RSUs since 2014. The ending date of the 60 trading day volume weighted average is January 1. This formula and the above timing and pricing considerations are subject to change given the adjustments to our executive Compensation programs going forward.
Consideration of Prior Amounts Realized
In accordance with the Company’s philosophy of rewarding executives for future superior performance, prior stock compensation gains are not considered in setting future compensation levels.
COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board of Directors of Stillwater Mining Company has reviewed and discussed with the Company’s management the section entitled “Compensation Discussion and Analysis” to be included in the Company’s 2015 Annual Meeting Proxy Statement. Based on the review and discussion referred to above, the Compensation Committee has recommended to the Company’s Board of Directors, and the Board of Directors has approved, such section to be included in the Proxy Statement.
Gary A. Sugar, Chairman
Patrice E. Merrin
Michael S. Parrett

2015 SUMMARY COMPENSATION TABLE
The following table sets forth the compensation, in dollars, earned by or awarded to each of our NEOs during 2015, 2014 and 2013.

Name and Principal Position	Year	Salary(1)	Bonus(2)	STI (RSUs) Earned Above 114% of Base	Stock Awards(3)(7)	Non-Equity Incentive Plan Compensation(2)	All Other Comp(8)	Total
Michael J. McMullen(4)	2015	$712,000		$29,370	$1,852,353	$811,680	$276,641	$3,682,044
President / Chief Executive Officer	2014	$660,000			$1,928,761	$883,063	$72,239	$3,544,063
	2013	$51,333			$—	$48,000	$43,103	$142,436
Christopher M. Bateman(5)	2015	$385,000			$702,692	$223,396	$278,128	$1,589,216
Chief Financial Officer	2014	$32,083			$—	$24,852	$1,616	$58,551
Brent R. Wadman(6)	2015	$235,000			$148,468	$100,110	$91,440	$575,018
Vice President, Legal Affairs and Corporate Secretary	2014	$225,000			$207,761	$95,067	$24,847	$552,675
	2013	$183,839	$55,458		$47,426	$—	$24,348	$311,071
Kristen K. Koss	2015	$230,000			$121,084	$137,253	$40,880	$529,217
Vice President, Human Resources and Safety	2014	$225,000			$207,761	$95,067	$32,431	$560,259
	2013	$225,000			$120,104	$73,000	$38,879	$456,983
Rhonda L. Ihde	2015	$221,000			$93,082	$69,284	$27,173	$410,539
Corporate Controller	2014	$221,000			$204,061	$93,377	$25,463	$543,901

(1)	Amounts include non-qualified plan deferrals listed in the "Non-qualified Deferred Compensation" table later in this report.

(2)
Reflects amounts payable pursuant to our STI Plan, as discussed more fully in the “Compensation Discussion and Analysis”. The amounts reflected in the "Bonus" column represent discretionary payments while the “Non-Equity Incentive Plan Compensation” column are pursuant to the formula based portion. In 2013 there was no discretionary portion, and in 2014 a 13% discretionary portion was calculated. Payments made to Brent R. Wadman were made prior to his promotion to VP of Legal Affairs & Corporate Secretary on August 6, 2013 and thus were discretionary.

(3)
Represents the grant date fair value of performance restricted stock units awarded to each NEO in 2013, 2014, and 2015 in respect of performance in prior year, as well as prospective performance for the periods of 2014-2016 and 2015-2017, computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Stock Compensation (Topic 718). The assumptions used in the valuation of awards made in 2012, 2013, 2014 and 2015 are detailed in our quarterly reports on Form 10-Q and our Annual Report on Form 10-K filed in 2012, 2013, 2014 and 2015, respectively.

(4)	Michael J. McMullen was named President / Chief Executive Officer on December 3, 2013. This table excludes compensation received as a Director.

(5)	Christopher M. Bateman was named Chief Financial Officer on December 1, 2014.

(6)	Brent R. Wadman was promoted to the position of Vice President, Legal Affairs and Corporate Secretary on August 6, 2013.

(7)
The CEO amount includes an annual grant of performance and time-vesting RSUs granted February 23, 2015. Also included is the portion of the STI earned for 2014 performance but paid in RSUs in March 2015.

(8)	The amounts in the “All Other Compensation” column for 2015 are detailed below:

	Excess Life Insurance Premium	401(k) Match	409A Match	Vehicle	Total(9)
Michael J. McMullen	$2,458	$21,200	$95,952	$18,349	$276,641
Christopher M. Bateman	$1,987	$21,200	$9,600	$—	$278,128
Brent R. Wadman	$504	$18,572	$7,833	$9,049	$91,440
Kristen K. Koss	$3,247	$21,200	$4,805	$11,628	$40,880
Rhonda L. Ihde	$2,023	$21,200	$3,950	$—	$27,173

(9)
Amounts include relocation perquisites related to the Corporate office move to Colorado for Michael J. McMullen totaling $138,682; Christopher M. Bateman totaling $245,341; and Brent R. Wadman totaling $55,482.

2015 GRANTS OF PLAN BASED AWARDS
The following table sets forth the grants of plan-based awards made in 2015 to each of our NEOs.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(4)	Grant Date Fair Value of Stock Awards(4)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target(3)	Maximum
Michael J. McMullen(5)	2/23/2015	$373,800	$747,600	$1,495,200	42,029	84,057	147,100	36,025	$1,724,378
	3/12/2015(6)							9,579	$127,975
Christopher M. Bateman	2/23/2015	$105,875	$211,750	$423,500	17,127	34,254	59,945	14,680	$702,692
Brent R. Wadman	2/23/2015	$47,000	$94,000	$188,000	3,102	6,203	10,855	4,136	$148,468
Kristen K. Koss	2/23/2015	$63,250	$126,500	$253,000	2,523	5,059	8,853	3,373	$121,084
Rhonda L. Ihde	2/23/2015	$31,150	$66,300	$132,600	1,945	3,889	6,806	2,593	$93,082

(1)	Reflects the range of possible payouts under the STI Plan to each NEO.

(2)
Represents the range of potential performance RSUs to be earned under the terms of the LTI Plan by each NEO, as discussed more fully in the “Compensation Discussion and Analysis.” The values represented in these columns reflect values communicated to participants in early 2015 as part of the Company’s incentive award plan. Threshold and maximum amounts shown represent 50% and 175% of the target number of shares granted, respectively.

(3)	Represents Performance RSUs granted on February 23, 2015 under the terms the LTI Plan.

(4)	Represents RSUs granted on February 23, 2015 under the terms of the LTI Plan.

(5)	Represents the grant date fair value of performance restricted stock units granted in respect to each NEO’s performance in 2014.

(6)
Represents the portion of the LTI bonus earned for 2014 performance but paid in RSUs that vest ratably over three years. CEO's 2015 STI Plan payment over 114% of base salary payable in RSUs was earned in 2015 but granted in 2016, thus is not included in this table.

2015 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
The following table sets forth information with respect to the NEOs concerning the number and value of unexercised options and unvested performance restricted stock units held as of December 31, 2015.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1)
Michael J. McMullen	—	—	—	—	229,878	$1,970,054
Christopher M. Bateman	—	—	—	—	44,041	$377,431
Brent R. Wadman	10,000	—	$19.05	11/29/2020	19,339	$165,735
Kristen K. Koss	—	—	—	—	17,686	$151,569
Rhonda L. Ihde	—	—	—	—	15,812	$135,509
(1) Fair Value is based on the December 31, 2015 closing price of $8.57.
2015 OPTION EXERCISES AND STOCK VESTED
The following table sets forth the performance restricted stock units that vested and options that were exercised during 2015 for each of our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired upon Exercise (#)	Value Realized upon Exercise ($ )	Number of Shares Acquired upon Vesting (#)	Gross Release Value Realized upon Vesting(1)
Michael J. McMullen	—	$—	36,337	$317,222
Christopher M. Bateman	—	$—	4,893	$42,716
Brent R. Wadman	—	$—	4,705	$54,126
Kristen K. Koss	—	$—	4,451	$51,909
Rhonda L. Ihde	1,200	$1,668	4,131	$48,879
(1) Gross release value realized is based on the market value of the underlying shares as of the vesting date.
PENSION BENEFITS
We do not sponsor or maintain a defined benefit pension plan for the benefit of the NEOs.
2015 NON-QUALIFIED DEFERRED COMPENSATION
The following table sets forth the non-qualified deferred compensation paid to the NEOs in 2015.

	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(2)	Aggregate Earnings in Last FY	Aggregate Withdrawals / Distributions	Aggregate Balance at Last FYE
Name
Michael J. McMullen	$—	$95,952	$1,282	$—	$130,827
Christopher M. Bateman	$77,000	$9,600	$(115)	$—	$86,485
Brent R. Wadman	$—	$7,833	$67	$—	$7,900
Kristen K. Koss	$—	$4,805	$634	$—	$12,821
Rhonda L. Ihde	$—	$3,950	$693	$—	$11,318
(1) Amounts have been previously reported in the “Salary” column of the Summary Compensation Table.
(2) Amounts have been previously reported in the “All Other Compensation” column of the Summary Compensation Table.

In February 2006, Stillwater Mining Company adopted the 409A Non-qualified Deferred Compensation Plan, providing each executive officer an opportunity to make pre-tax deferrals to the plan of up to 100% of their cash bonus, and up to 100% of any restricted stock unit awards granted. In January of 2014 the plan was amended to increase the maximum base salary deferral amount from 60% to 80% of earned salary for the given year. Deferral elections are irrevocable and effective for a full plan year. In addition, the Company will credit the executive officer with “matching” contributions of up to 8% of their compensation, offset by any match the officer has received from the Company and contributed to the qualified 401(k) Plan on the executive officer’s behalf. The executive officer’s deferrals are always 100% vested, while the Company’s matching contributions are 100% vested after one year of service. Accounts are credited with earnings or losses equal to certain investment options available through the plan. Contributions may be, as selected by the officer, allocated to certain accounts and distributed upon:

•	Retirement

•	In-Service account date

•	Separation from service (other than retirement, disability or death)

•	Disability or death

•	An unforeseeable emergency

•	A change-in-control of the Company
The executive officer must elect the distribution method, either lump sum or annual installments, for each account (Retirement and In-Service accounts) at the time the account is first established. All other distributions are made in a lump-sum payment, and changes to the time and form of a payout election may only be made by making a re-deferral election pursuant to Internal Revenue Code 409A (“IRC 409A”).
This plan is intended to comply with IRC 409A and as such, all executive officer and company contributions remain assets of the Company and subject to creditors, until such time distribution is made to the executive officer.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
The following tables quantify benefits to which each NEO would be entitled under certain termination or change-in-control (“CIC”) events, in each case as if the termination or CIC event occurred on December 31, 2015.
Michael J. McMullen

Executive Benefits and Payments Upon Termination	Voluntary Termination	For Cause Termination	Early Retirement	Normal Retirement	Disability	Death	CIC (no termination)	Termination for Under- performance prior to CIC or more than 24 months after CIC, or Non-Renewal	Termination with Good Reason prior to CIC or more than 24 months after CIC	Involuntary for Good Reason Termination upon or within 24 months after CIC
Severance Payments
Base Salary	—	—	—	—	—	—	—	1,424,000	1,424,000	1,424,000
Short-Term Incentive			—	—	841,050	841,050	—	1,588,650	1,588,650	1,588,650
Pro-Rata Bonus(1)	—	—	—	—	—	—	—	—	—	—
Value of Unvested Equity Awards and Accelerated Options
Options	—	—	—	—	—	—	—	—	—	—
Restricted Stock Units(2)				—	—	—	—	220,840	441,681	441,681
Performance Shares	—	—	—	—	778,793	778,793	—	1,153,583	1,528,374	1,528,374
Value of Perquisites and Benefits
Accrued Vacation	82,154	82,154	82,154	82,154	82,154	82,154	—	82,154	82,154	82,154
Health & Welfare Benefit Continuation				—	—	—	—	33,479	33,479	33,479
Payout of 409(A) Balance(3)	130,827	130,827	130,827	130,827	130,827	130,827	—	130,827	130,827	130,827
Death Benefit(4)	—	—	—	—	—	1,100,000	—	—	—	—
Relocation Return to Perth, Australia	48,598	48,598	48,598	48,598	48,598	48,598	—	48,598	48,598	48,598
280G Impact
Gross-Up	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	$261,579	$261,579	$261,579	$261,579	$1,881,422	$2,981,422	$—	$4,682,131	$5,277,763	$5,277,763

(1)	Assumes executive was terminated on December 31, 2015, and was fully entitled to 2015 bonus which is reflected in the Summary Compensation Table.

(2)	Value is based on the December 31, 2015 closing price of $8.57.

(3)	Amounts include executive’s contributions and Company match and are or have been disclosed previously in our current Summary Compensation Table as well as prior year’s Summary Compensation Tables.

(4)	Amount includes both Company sponsored and voluntary Life and AD&D insurance.

Christopher M. Bateman

Executive Benefits and Payments Upon Termination	Voluntary Termination	For Cause Termination	Early Retirement	Normal Retirement	Disability	Death	CIC (no termination)	Termination for Under- performance prior to CIC or more than 24 months after CIC	Termination Without Cause or with Good Reason prior to CIC or more than 24 months after CIC	Involuntary for Good Reason Termination upon or within 24 months after CIC
Severance Payments
Base Salary	—	—	—	—	—	—	—	770,000	770,000	770,000
Short-Term Incentive			—	—	223,396	223,396	—	435,146	435,146	435,146
Pro-Rata Bonus(1)	—	—	—	—	—	—	—	—	—	—
Value of Unvested Equity Awards and Accelerated
Options	—	—	—	—	—	—	—	—	—	—
Restricted Stock Units(2)			—	—	—	—	—	41,397	83,875	83,875
Performance Shares	—	—	—	—	96,874	96,874	—	195,215	293,557	293,557
Value of Perquisites and Benefits
Accrued Vacation	37,019	37,019	37,019	37,019	37,019	37,019	—	37,019	37,019	37,019
Health & Welfare Benefit Continuation				—	—	—	—	33,479	33,479	33,479
Payout of 409(A) Balance(3)	86,485	86,485	86,485	86,485	86,485	86,485	—	86,485	86,485	86,485
Death Benefit(4)	—	—	—	—	—	1,370,000	—	—	—	—
280G Impact							—
Gross-Up	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	$123,504	$123,504	$123,504	$123,504	$443,774	$1,813,774	$—	$1,598,741	$1,739,561	$1,739,561

(1)	Assumes executive was terminated on December 31, 2015, and was fully entitled to 2015 bonus which is reflected in the Summary Compensation Table.

(2)	Value is based on the December 31, 2015 closing price of $8.57.

(3)	Amounts include executive’s contributions and Company match and are or have been disclosed previously in our current Summary Compensation Table as well as prior year’s Summary Compensation Tables.

(4)	Amount includes both Company sponsored and voluntary Life and AD&D insurance.

Brent R. Wadman

Executive Benefits and Payments Upon Termination	Voluntary Termination	For Cause Termination	Early Retirement	Normal Retirement	Disability	Death	CIC (no termination)	Termination for Under- performance prior to CIC or more than 24 months after CIC, or Non Renewal	Termination without Cause or with Good Reason prior to CIC or more than 24 months after CIC or Non-Renewal	Involuntary for Good Reason Termination upon or within 24 months after CIC
Severance Payments
Base Salary	—	—	—	—	—	—	—	470,000	470,000	470,000
Short-Term Incentive			—	—	100,110	100,110	—	194,110	194,110	194,110
Pro-Rata Bonus(1)	—	—	—	—	—	—	—	—	—	—
Value of Unvested Equity Awards and Accelerated
Options	—	—	—	—	—	—	—	—	—	—
Restricted Stock Units(2)			—	—	19,180	19,180	—	68,346	117,512	117,512
Performance Shares	—	—	—	—	45,092	45,092	—	69,656	94,219	94,219
Value of Perquisites and Benefits
Accrued Vacation	18,077	18,077	18,077	18,077	18,077	18,077	—	18,077	18,077	18,077
Health & Welfare Benefit Continuation				—	—	—	—	33,479	33,479	33,479
Payout of 409(A) Balance(3)	7,900	7,900	7,900	7,900	7,900	7,900	—	7,900	7,900	7,900
Death Benefit(4)	—	—	—	—	—	885,000	—	—	—	—
280G Impact
Gross-Up	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	$25,977	$25,977	$25,977	$25,977	$190,359	$1,075,359	$—	$861,568	$935,297	$935,297

(1)	Assumes executive was terminated on December 31, 2015, and was fully entitled to 2015 bonus which is reflected in the Summary Compensation Table.

(2)	Value is based on the December 31, 2015 closing price of $8.57.

(3)	Amounts include executive’s contributions and Company match and are or have been disclosed previously in our current Summary Compensation Table as well as prior year’s Summary Compensation Tables.

(4)	Amount includes both Company sponsored and voluntary Life and AD&D insurance.

Kristen K. Koss

Executive Benefits and Payments Upon Termination	Voluntary Termination	For Cause Termination	Early Retirement	Normal Retirement	Disability	Death	CIC (no termination)	Termination for Under- performance prior to CIC or more than 24 months after CIC, or Non Renewal	Termination without Cause or with Good Reason prior to CIC or more than 24 months after CIC or Non-Renewal	Involuntary for Good Reason Termination upon or within 24 months after CIC
Severance Payments
Base Salary	—	—	—	—	—	—	—	460,000	460,000	460,000
Short-Term Incentive			—	—	137,253	137,253	—	263,753	263,753	263,753
Pro-Rata Bonus(1)	—	—	—	—	—	—	—	—	—	—
Value of Unvested Equity Awards and Accelerated
Options	—	—	—	—	—	—	—	—	—	—
Restricted Stock Units(2)			—	—	97,730	97,730	—	144,715	191,700	191,700
Performance Shares	—	—	—	—	41,824	41,824	—	63,119	84,415	84,415
Value of Perquisites and Benefits
Accrued Vacation	26,538	26,538	26,538	26,538	26,538	26,538	—	26,538	26,538	26,538
Health & Welfare Benefit Continuation				—	—	—	—	25,915	25,915	25,915
Payout of 409(A) Balance(3)	12,821	12,821	12,821	12,821	12,821	12,821	—	12,821	12,821	12,821
Death Benefit(4)	—	—	—	—	—	600,000	—	—	—	—
280G Impact
Gross-Up	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	$39,359	$39,359	$39,359	$39,359	$316,166	$916,166	$—	$996,861	$1,065,142	$1,065,142

(1)	Assumes executive was terminated on December 31, 2015, and was fully entitled to 2015 bonus which is reflected in the Summary Compensation Table.

(2)	Value is based on the December 31, 2015 closing price of $8.57.

(3)	Amounts include executive’s contributions and Company match and are or have been disclosed previously in our current Summary Compensation Table as well as prior year’s Summary Compensation Tables.

(4)	Amount includes both Company sponsored and voluntary Life and AD&D insurance.

Rhonda L. Ihde

Executive Benefits and Payments Upon Termination	Voluntary Termination	For Cause Termination	Early Retirement	Normal Retirement	Disability	Death	CIC (no termination)	Termination for Under- performance prior to CIC or more than 24 months after CIC, or Non Renewal	Termination without Cause or with Good Reason prior to CIC or more than 24 months after CIC or Non-Renewal	Involuntary for Good Reason Termination upon or within 24 months after CIC
Severance Payments
Base Salary	—	—	—	—	—	—	—	442,000	442,000	442,000
Short-Term Incentive			—	—	69,284	69,284	—	135,584	135,584	135,584
Pro-Rata Bonus(1)	—	—	—	—	—	—	—	—	—	—
Value of Unvested Equity Awards and Accelerated
Options	—	—	—	—	—	—	—	—	—	—
Restricted Stock Units(2)			—	—	129,090	129,090	—	173,185	217,281	217,281
Performance Shares			—	—	37,997	37,997	—	55,828	73,659	73,659
Value of Perquisites and Benefits
Accrued Vacation	21,250	21,250	21,250	21,250	21,250	21,250	—	21,250	21,250	21,250
Health & Welfare Benefit Continuation				—	—	—	—	25,915	21,915	25,915
Payout of 409(A) Balance(3)	11,318	11,318	11,318	11,318	11,318	11,318	—	11,318	11,318	11,318
Death Benefit(4)	—	—	—	—	—	600,000	—	—	—	—
280G Impact
Gross-Up	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	$32,568	$32,568	$32,568	$32,568	$268,939	$868,939	$—	$865,080	$923,007	$927,007

(1)	Assumes executive was terminated on December 31, 2015, and was fully entitled to 2015 bonus which is reflected in the Summary Compensation Table.

(2)	Value is based on the December 31, 2015 closing price of $8.57.

(3)	Amounts include executive’s contributions and Company match and are or have been disclosed previously in our current Summary Compensation Table as well as prior year’s Summary Compensation Tables.

(4)	Amount includes both Company sponsored and voluntary Life and AD&D insurance.

EXECUTIVE COMPENSATION, OTHER COMPENSATION
AND POTENTIAL PAYMENTS INFORMATION
Employment Agreements
The Company has employment agreements with Michael J. McMullen, Christopher M. Bateman, Brent R. Wadman, Kristen K. Koss, and Rhonda L. Ihde.
Michael J. McMullen. The Company entered into an employment agreement with Michael J. McMullen which became effective on December 3, 2013. The agreement has an initial term ending December 31, 2016. Mr. McMullen’s agreement currently provides for, among other things:

*	an annual base salary of $712,000.

*	a performance-based cash bonus to be determined by the Board, with a target of 105% of base salary, a maximum of which is 210% of base salary and with no guaranteed minimum payment.

*	a LTI bonus to be determined by the Board, with a target of 230% of base salary, a maximum of which is 402.5% of base salary.
If Mr. McMullen is terminated by the Company for under performance, or if he resigns voluntarily for good reason (as defined in employment contract), he is entitled, upon signing a release of claims against the Company, to the following:

*
an amount equal to two times the average of his target and actual STIP award for the calendar year immediately preceding the resignation to be paid out in 24 equal monthly installments commencing on the 1st day of the month following the 3 month anniversary of the termination date and continuing on the 1st day of each month thereafter until paid in full. In the event Employer terminates Executive’s employment for under performance or Executive resigns for Good Reason;

*
an amount equal to two times his annual base salary as in effect as of the date of his termination, which amount will be paid in equal installments over 24 months commencing on the 1st day of the month following the 3 month anniversary of the termination date;

*
an amount equal to 18 months of Executive’s cost to continue group medical coverage pursuant to the federal law commonly known as COBRA, 29 U.S.C. §1162, et seq., provided that Executive is eligible for and elects such continuation coverage, and provided that such amount will be subject to all required federal and state deductions and withholdings

The Company maintains customary directors’ and officers’ liability insurance covering its directors and officers.

Christopher M. Bateman. The Company entered into an employment agreement with Christopher M. Bateman which became effective on December 1, 2014 and remains in effect until terminated pursuant to the terms of the agreement. Mr. Bateman’s agreement provides for, among other things:

*	an annual base salary of $385,000.

*	a performance-based cash bonus to be determined by the Board, with a target of 55% of base salary, a maximum of which is 110% of base salary and with no guaranteed minimum payment.

*	a LTI bonus to be determined by the Board, with a target of 160% of base salary.

If Mr. Bateman is terminated by the Company for under performance, or if he resigns voluntarily for good reason (as defined in employment contract), he is entitled upon signing a release of claims against the Company, to the following:

*
an amount equal to two times the average of his target and actual STIP award for the calendar year immediately preceding the resignation to be paid out in 24 equal monthly installments commencing on the 1st day of the month following the 3 month anniversary of the termination date and continuing on the 1st day of each month thereafter until paid in full. In the event Employer terminates Executive’s employment for under performance or Executive resigns for Good Reason;

*
an amount equal to two times his annual base salary as in effect as of the date of his termination, which amount will be paid in equal installments over 24 months commencing on the 1st day of the month following the 3 month anniversary of the termination date;

*
an amount equal to 18 months of Executive’s cost to continue group medical coverage pursuant to the federal law commonly known as COBRA, 29 U.S.C. §1162, et seq., provided that Executive is eligible for and elects such continuation coverage, and provided that such amount will be subject to all required federal and state deductions and withholdings.

Brent R. Wadman. The Company entered into an employment agreement with Brent R. Wadman which became effective on March 12, 2015. The agreement had an initial term ending March 12, 2016. This contract was renewed effective March 7, 2016 to reflect a move to the state of Colorado. Mr. Wadman’s agreement provides for, among other things:

*	an annual base salary of $235,000.

*	a performance-based cash bonus to be determined by the Board, with a target of 40% of base salary, a maximum of which is 80% of base salary and with no guaranteed minimum payment.

*	a LTI bonus to be determined by the Board, with a target of 60% of base salary.
If Mr. Wadman is terminated by the Company for under performance, or if he resigns voluntarily for good reason (as defined in employment contract), he is entitled upon signing a release of claims against the Company, to the following:

*
an amount equal to two times the average of his target and actual STIP award for the calendar year immediately preceding the resignation to be paid out in 24 equal monthly installments commencing on the 1st day of the month following the 3 month anniversary of the termination date and continuing on the 1st day of each month thereafter until paid in full. In the event Employer terminates Executive’s employment for under performance or Executive resigns for Good Reason;

*
an amount equal to two times his annual base salary as in effect as of the date of his termination, which amount will be paid in equal installments over 24 months commencing on the 1st day of the month following the 3 month anniversary of the termination date;

*
an amount equal to 18 months of Executive’s cost to continue group medical coverage pursuant to the federal law commonly known as COBRA, 29 U.S.C. §1162, et seq., provided that Executive is eligible for and elects such continuation coverage, and provided that such amount will be subject to all required federal and state deductions and withholdings.

Kristen K. Koss. The Company entered into an employment agreement with Kristen K. Koss which became effective on March 7, 2016. The agreement has an initial term ending March 6, 2017. Ms. Koss’ agreement provides for, among other things:

*	an annual base salary of $230,000.

*	a performance-based cash bonus to be determined by the Board, with a target of 55% of base salary, a maximum of which is 110% of base salary and with no guaranteed minimum payment.

*	a LTI bonus to be determined by the Board, with a target of 50% of base salary.

If Ms. Koss is terminated by the Company for under performance, or if she resigns voluntarily for good reason (as defined in employment contract), she is entitled upon signing a release of claims against the Company, to the following:

*
an amount equal to two times the average of her target and actual STIP award for the calendar year immediately preceding the resignation to be paid out in 24 equal monthly installments commencing on the 1st day of the month following the 3 month anniversary of the termination date and continuing on the 1st day of each month thereafter until paid in full. In the event Employer terminates Executive’s employment for under performance or Executive resigns for Good Reason;

*
an amount equal to two times her annual base salary as in effect as of the date of her termination, which amount will be paid in equal installments over 24 months commencing on the 1st day of the month following the 3 month anniversary of the termination date;

*
an amount equal to 18 months of Executive’s cost to continue group medical coverage pursuant to the federal law commonly known as COBRA, 29 U.S.C. §1162, et seq., provided that Executive is eligible for and elects such continuation coverage, and provided that such amount will be subject to all required federal and state deductions and withholdings.

Rhonda L. Ihde. The Company entered into an employment agreement with Rhonda L. Ihde which became effective on March 7, 2016. The agreement has an initial term ending March 6, 2017. Ms. Ihde’s agreement provides for, among other things:

*	an annual base salary of $221,000.

*	a performance-based cash bonus to be determined by the Board, with a target of 30% of base salary, a maximum of which is 60% of base salary and with no guaranteed minimum payment.

*	a LTI bonus to be determined by the Board, with a target of 40% of base salary.
If Ms. Ihde is terminated by the Company for under performance, or if she resigns voluntarily for good reason (as defined in employment contract), she is entitled upon signing a release of claims against the Company, to the following:

*
an amount equal to two times the average of her target and actual STIP award for the calendar year immediately preceding the resignation to be paid out in 24 equal monthly installments commencing on the 1st day of the month following the 3 month anniversary of the termination date and continuing on the 1st day of each month thereafter until paid in full. In the event Employer terminates Executive’s employment for under performance or Executive resigns for Good Reason;

*
an amount equal to two times her annual base salary as in effect as of the date of her termination, which amount will be paid in equal installments over 24 months commencing on the 1st day of the month following the 3 month anniversary of the termination date;

*
an amount equal to 18 months of Executive’s cost to continue group medical coverage pursuant to the federal law commonly known as COBRA, 29 U.S.C. §1162, et seq., provided that Executive is eligible for and elects such continuation coverage, and provided that such amount will be subject to all required federal and state deductions and withholdings.

Equity Incentive Plans and Award Agreements
2012 Equity Incentive Plan
In April 2012, our shareholders approved the 2012 Equity Incentive Plan (the “2012 Plan”). To date, we have granted Performance Restricted Stock Units and Time Based Restricted Stock Units to our executives under the 2012 Plan, subject to the terms of the 2012 Plan and the related award agreements.
Under the terms of each executive’s award agreements in respect of 2015 and prior years’ performance, upon termination of the executive’s employment by the Company without cause or by the executive for “good reason” (as defined in the 2012 Plan), all outstanding Time Based Restricted Stock Units will become fully vested and all restrictions on such awards will immediately lapse. Additionally, all Performance Restricted Stock Units will become fully vested and all restrictions on such awards will lapse on the vesting date as if the employee was still employed on the vesting date.

In addition, effective immediately upon the occurrence of a “change-in-control” (as defined below), all outstanding Performance Restricted Stock Units will become fully vested and all restrictions on such awards will immediately lapse.
For purposes of the 2012 Plan, “Change-in-Control” means the occurrence of the termination of employment of the employee and any of the following events: (i) any person is or becomes the beneficial owner of securities of the Company representing fifty percent or more of the combined voting power of the Company’s then outstanding securities; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened proxy contest, including a consent solicitation relating to an election of directors of the Company) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office, cease for any reason to constitute at least a majority of the Board; or (iii) subject to certain exceptions, there is consummated a merger or consolidation of the Company or any subsidiary of the Company with any other corporation; or (iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets. Notwithstanding the foregoing, a “Change-in-Control” will not be deemed to have occurred (i) by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction of series of transactions, or (ii) with respect to any award subject to Section 409A, unless the applicable event also constitutes a “Change in Control” in compliance with Section 409A.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own 10% or more of a registered class of the Company’s equity securities to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Based solely on its review of copies of the Section 16(a) reports and written representations the Company has received, the Company believes that since January 1, 2015, all of its directors, executive officers and 10% shareholders have timely filed all required reports.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
It is the Company’s policy to enter into or ratify related person transactions generally only when the Board of Directors, acting through the Audit Committee, determines that the related person transaction in question is in, or is not inconsistent with, the best interests of the Company and its shareholders. The Company’s Policy and Procedures With Respect to Related Party Transactions, adopted by the Board in 2007, describes the Board’s policies and procedures for the review, approval, and ratification of related party transactions.
The policy provides that a “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant, and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest. For purposes of the policy, a “Related Person” means: (i) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company; (ii) any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities; (iii) any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; or (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest.
Prior to entering into the Related Person Transaction, the Related Person who desires to engage in such transaction must notify the Vice President of Legal Affairs of the material facts and circumstances of the proposed Related Person Transaction, including such party’s relationship to the Company and interest in the transaction and the proposed aggregate value thereof. The Vice President of Legal Affairs will assess whether the proposed transaction is a Related Person Transaction for purposes of the policy. If the Vice President of Legal Affairs determines that the proposed transaction involves an amount in excess of $120,000, and is a Related Person Transaction, the proposed Related Person Transaction must be submitted to the Audit Committee for consideration.

The Audit Committee considers all of the relevant facts and circumstances available to the Audit Committee including, but not limited to, the benefits to the Company; the impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and, the terms available to unrelated third parties or to employees generally. No member of the Audit Committee shall participate in any review, consideration or approval of any Related Person Transaction with respect to which such member or any of his or her immediate family members is the Related Person. The Audit Committee approves only those Related Person Transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as the Audit Committee determines in good faith. The Audit Committee or Audit Chair, as applicable, communicates the decision to the Vice President of Legal Affairs, who conveys the decision to the appropriate persons within the Company.
Since January 1, 2015, there have been no Related Person Transactions.

AUDIT COMMITTEE REPORT
Management has primary responsibility for financial statements and the reporting process, including the system of internal accounting controls. The Audit Committee, in its oversight role, has reviewed and discussed the audited financial statements with the Company’s management.
The Company’s Audit Committee (“Audit Committee”) is comprised of three independent directors, each of whom meets the independence and qualification standards for audit committee membership of the NYSE and the Company’s corporate governance guidelines, as determined by the Board, and additional, heightened independence criteria applicable to members of the Audit Committee under SEC and NYSE rules. The Audit Committee reviews the accounting principles and procedures of the Company and its annual financial reports and statements, recommends to the Board of Directors the engagement of the Company’s independent registered accounting firm, reviews with the independent registered accounting firm the plans and results of the auditing engagement, and considers the independence of the Company’s independent registered accounting firm.
The main function of the Audit Committee is to oversee that effective accounting policies are implemented, and internal controls are put in place to deter fraud, anticipate financial risks and promote accurate, high quality and timely disclosure of financial and other material information to the public markets, the Board and shareholders. The Audit Committee also reviews and recommends to the Board the approval of annual financial statements and provides a forum, independent of management, where the Company’s independent registered accounting firm can communicate any issues of concern.
The independent members of the Audit Committee believe the present composition of the Audit Committee accomplishes all of the necessary goals and functions of an audit committee as recommended by the Blue Ribbon Committee on Improving the Effectiveness of Corporate Audit Committees, and adopted by the U.S. stock exchanges and the Securities & Exchange Commission. The Audit Committee operates under a formal, written charter approved by the Board. The charter specifies the scope of the Audit Committee’s responsibilities and how it should carry out those responsibilities. The charter is available on the Company’s website.
During 2015, the Audit Committee met five (5) times. The Audit Committee was advised, as contemplated by the Sarbanes-Oxley Act of 2002, of all critical accounting policies and practices of the Company. In performing its oversight function, the Audit Committee reviewed with the Company’s independent registered accounting firm such judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as required to be discussed under the Audit Committee charter and generally accepted auditing standards, including Statement on Auditing Standard No. 16. In addition, the Audit Committee has discussed with the independent registered accounting firm such firm’s independence from management and the Company, and received the written disclosures and letter from the independent registered accounting firm required by the Public Company Accounting Oversight Board regarding the independent registered accounting firm’s communications with the Audit Committee concerning independence.
The Audit Committee discussed with the Company’s independent registered accounting firm the overall scope and plans for their audit. The Audit Committee met with the independent registered accounting firm, with and without management present, to discuss the results of such firm’s examination and evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
The Company’s management, the Audit Committee and the Board are fully committed to the review and evaluation of the Company’s procedures and policies designed to assure effective internal control over financial reporting. All steps and disclosures relating to this matter have been, and will remain, subject to the oversight of the Audit Committee.

In reliance on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee set forth in its charter, based on review of the Company’s financial statements, accounting system and its accounting policies and procedures and discussions with the Company’s independent registered accounting firm for the fiscal year ended December 31, 2015, the Audit Committee recommended to the Board of Directors that the consolidated financial statements for the fiscal year ended December 31, 2015, be included in the Company’s Annual Report on Form 10-K. The Audit Committee also approved the selection of the Company’s independent registered accounting firm for the fiscal year ending December 31, 2016.
As set forth in the Audit Committee charter, one of the Audit Committee’s responsibilities is to benchmark, no less than every five (5) years, the services provided by the Company’s independent registered accounting firm alongside similarly qualified firms. In 2014, the Audit Committee conducted a thorough review of the independent registered accounting firm services and interviewed multiple accounting firms in response to a request for proposal for the independent registered accounting firm services. After due deliberation, the Audit Committee concluded to recommend retaining the services of the incumbent firm, KPMG LLP.
Members of the Audit Committee rely, without independent verification, on the information provided to them, and on the representations made by management and the independent registered accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and firm reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s independent registered accounting firm is in fact “independent.”
Michael Parrett, Chairman
Gary Sugar
Lawrence Peter O'Hagan

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table includes information available to the Company as of March 7, 2016, concerning the beneficial ownership of Common Stock by (i) shareholders known to the Company to beneficially own more than 5% of the Common Stock; (ii) each person that in the past fiscal year was a director or executive officer of the Company; and (iii) all directors and executive officers of the Company as a group. Unless otherwise indicated, all beneficial owners have sole voting and investment power over the shares held.

Title of Class	Name of Beneficial Owner	Total Amount	Percent of Class (*)
Common Stock	Platinum Investment Management Ltd. (1)	13,464,739	11.1%
Common Stock	BlackRock Inc. (2)	11,285,218	9.3%
Common Stock	Standard Life Investments LTD (3)	10,246,782	8.5%
Common Stock	The Vanguard Group, Inc. (4)	9,130,750	7.5%
Common Stock	Franklin Resources, Inc. (5)	7,683,112	6.4%
Common Stock	Contrarius Investment Management Limited (6)	6,066,352	5.0%
Common Stock	McMullen, Michael J. (7)	50,297	*
Common Stock	Schweitzer, Brian D.	39,703	*
Common Stock	Parrett, Michael S.	29,053	*
Common Stock	Ihde, Rhonda L. (8)	26,810	*
Common Stock	Bee, George M. (9)	24,354	*
Common Stock	Merrin, Patrice E.	22,586	*
Common Stock	Koss, Kristen K. (10)	16,542	*
Common Stock	Sugar, Gary A.	11,703	*
Common Stock	Wadman, Brent R. (11)	10,599	*
Common Stock	O'Hagan, L. Peter	6,798	*
Common Stock	Bateman, Christopher M. (12)	4,554	*
	TOTAL	58,119,952
	All directors and executive officers as a group	242,999	*
(*) Indicates ownership of less than 1%.

(1)
Information is based on the Schedule 13G filed by Platinum Investment Management Limited with the SEC on February 12, 2016. The address of Platinum Investment Management Limited is Level 8, 7 Macquarie Place, Sydney NSW 2000 Australia.

(2)
Information is based on the Schedule 13G filed by BlackRock, Inc. with the SEC on February 10, 2016, by BlackRock, Inc. on behalf of itself and its wholly-owned subsidiaries BlackRock Asset Management Schweiz AG, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC. Each of such other persons and entities, through its ownership and / or control of BlackRock, Inc., may be deemed to be the beneficial owner of the shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022.

(3)
Information is based on the Schedule 13G filed by Standard Life Investments LTD with the SEC on February 16, 2016. The address of Standard Life Investments LTD is One George Street, Edinburgh EH2 2LL, United Kingdom.

(4)
Information is based on the Schedule 13G filed by The Vanguard Group – 23-1945930 with the SEC on February 10, 2016. The address of The Vanguard Group – 23-1945930 is 100 Vanguard Blvd, Malvern, PA 19355.

(5)	Information is based on the Schedule 13G filed by Franklin Resources, Inc. with the SEC on February 10, 2016. The address of Franklin Resources, Inc. is One Franklin Parkway, San Mateo, CA 94403-1906.

(6)
Information is based on the Schedule 13G filed by Contrarius Investment Management Limited with the SEC on February 11, 2016, by Contrarius Investment Management Limited on behalf of itself and its wholly-owned subsidiary Contrarius Investment Management (Bermuda) Limited. The address of Contrarius Investment Management Limited is 2 Bond Street, St. Helier, Jersey JE2 3NP, Channel Islands.

(7)	Includes 2,904 shares maintained in a 401(k) account.

(8)	Includes 7,616 shares maintained in a 401(k) account.

(9)	Includes 1,753 shares maintained in a 409A account.

(10)	Includes 2,617 shares maintained in a 401(k) account.

(11)	Includes 5,139 shares maintained in a 401(k) account.

(12)	Includes 1,225 shares maintained in a 401(k) account.

PROPOSAL 2:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Unless otherwise directed by the shareholders, shares represented by proxy at the meeting will be voted in favor of ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016. A representative of KPMG LLP is expected to be present at the meeting, and will be given an opportunity to make a statement if so desired, and to respond to appropriate questions.

The ratification of the appointment of KPMG LLP is being submitted to the shareholders because the Board believes this to be a good corporate practice. Should the shareholders fail to ratify this appointment, the Board will review the matter.
The affirmative vote of a majority of shares having voting power and present in person or by proxy is required for approval of Proposal 2. If you hold your shares in “street name,” your broker or other nominee will have discretionary authority to vote your shares on this proposal if you do not provide instructions as to how your shares should be voted.
Audit and Non-Audit Fees. The following table presents fees for professional attestation services rendered by KPMG LLP for the audit of the Company’s annual consolidated financial statements and reviews of the quarterly consolidated financial statements for the years ended December 31, 2014, and 2015, and all other fees billed for other professional services rendered by KPMG LLP.

	2014	2015
Audit Fees (1)	$843,738	$906,759
Tax Fees (2)	$32,697	$314,870
All Other Fees (3)	$2,250	$2,250

(1)
Report on the consolidated financial statements of the Company as of and for the years ended December 31, 2015 and 2014, including timely reviews of interim financial information – 3 quarters, for each year.

(2)	Tax fees consisted of fees for tax consultation and tax compliance services.

(3)	All other fees consisted of fees for subscription to an on-line accounting research tool.
The Audit Committee of the Board pre-approved all of the fees mentioned above, and determined that such fees are compatible with maintaining KPMG LLP’s independence. For more information on the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy see “Committees – Audit Committee” above.
The Board of Directors unanimously recommends a vote FOR Proposal 2.
PROPOSAL 3:
ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION
The Dodd-Frank Act enables the Company's shareholders to vote, on an advisory or non-binding basis, on whether to approve the compensation of the Company’s named executive officers. Shareholders must be allowed an advisory vote on the frequency of that executive compensation vote once every six (6) years. The Company’s 2012 Annual Meeting of Shareholders included the required vote on the frequency, and the Board approved an annual advisory vote on executive compensation. The Company now seeks a non-binding advisory vote from its shareholders to approve the compensation of its Named Executive Officers.
At the 2015 Annual Meeting of the Shareholders, 96% of shareholder votes were cast in favor of the compensation of the Company’s Named Executive Officers.
Brokers and other nominees will not have discretionary authority to vote your shares if you hold your shares in “street name,” and do not provide instructions as to how your shares should be voted on this proposal. The Board of Directors is asking shareholders to cast a non-binding advisory vote on the following resolution:
“RESOLVED that the shareholders of Stillwater Mining Company (“Stillwater”) approve the compensation of the Stillwater executive officers named in the Summary Compensation Table, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables).”
As described in the Compensation Discussion and Analysis, our executive compensation program embodies a pay-for-performance philosophy that supports Stillwater’s business strategy, and aligns the interests of our executives with our shareholders. The Board believes this link between compensation and the achievement of our business goals will drive performance. At the same time, we believe our program is designed to discourage excessive risk-taking. The compensation actions taken in 2015 reflect Stillwater’s commitment to responsibly producing profitable ounces and increasing shareholder value.

For these reasons, the Board asks shareholders to support this proposal. The Compensation Committee and the Board value the views of our shareholders, and will take into account the outcome of this vote when considering future compensation decisions for our named executive officers. The Company will conduct the next non-binding advisory vote on executive compensation at the 2017 annual meeting of shareholders.
The Board of Directors unanimously recommends a vote FOR Proposal 3.
SHAREHOLDER PROPOSALS
Shareholders may present proper proposals for inclusion in the Company’s proxy statement pursuant to Rule 14a-8, and for consideration at the next Annual Meeting of Shareholders, by submitting their proposals in writing to the Company’s Corporate Secretary at the Company’s principal executive offices in a timely manner. For a shareholder proposal to be considered for inclusion in the Company’s proxy statement for the 2017 Annual Meeting of Shareholders pursuant to Rule 14a-8, the written proposal must be received by the Company at its principal executive offices no later than January 5, 2017. In addition, shareholder proposals must otherwise comply with the SEC and Exchange Act rules for inclusion of shareholder proposals in the Company’s proxy statement, including requirements that such proposals be consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by Company action in accordance with proxy rules.
If shareholders wish to submit proposals outside of the process of Rule 14a-8 under the Exchange Act, the Company’s By-Laws require that proposals of shareholders made outside of Rule 14a-8 under the Exchange Act, and shareholder nomination of directors, must be submitted, in accordance with the requirements of our By-Laws, no later than March 16, 2017, and no earlier than February 19, 2017, assuming a May 5, 2017 annual meeting date.
Cost of Solicitation
In addition to mail and e-mail, proxies may be solicited personally, via the internet or by telephone or facsimile, by a few of our regular employees without additional compensation. We will reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for forwarding proxy materials to principals and beneficial owners and obtaining their proxies. Additional fees may include those of outside counsel and other advisors to advise the Company in connection with the solicitation of proxies; increased mailing costs, such as the costs of additional mailings of solicitation material to shareholders, including printing costs, mailing costs and the reimbursement of reasonable expenses of banks, brokerage houses and other agents incurred in forwarding solicitation materials to beneficial owners of our common stock, as described above; and possibly the costs of retaining an independent inspector of election.

ADDITIONAL INFORMATION
The Company may satisfy SEC rules regarding delivery of proxy statements and annual reports by delivering a single proxy statement and annual report to an address shared by two or more Company shareholders. This delivery method is referred to as “householding,” and can result in meaningful cost savings for the Company. In order to take advantage of this opportunity, the Company has delivered only one proxy statement and annual report to multiple shareholders who share an address, unless contrary instructions were received from impacted shareholders prior to the mailing date. We undertake to deliver promptly upon written or oral request a separate copy of the proxy statement and / or annual report, as requested, to a shareholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a registered shareholder, and prefer to receive separate copies of a proxy statement or annual report either now or in the future, contact the Company at 1-406-373-8700, or send a written request to Stillwater Mining Company, 26 West Dry Creek Circle, Suite 400, Littleton, Colorado, 80120, Attention: Secretary. If your stock is held through a broker or bank, and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact such broker or bank. If you are currently a shareholder sharing an address with another shareholder, and wish to receive only one copy of future notices or annual meeting materials for your household, please contact the Company at the above phone number or address.

GENERAL
The Board knows of no matters, other than the foregoing, to be brought before the meeting. The enclosed proxy, however, gives discretionary authority to the named proxies in the event that any additional matters should be presented.
By Order of the Board,

Brent R. Wadman
Vice President, Legal Affairs & Corporate Secretary

Stillwater Mining Company
26 West Dry Creek Circle
Suite 400
Littleton, Colorado, 80120